                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             DELTA AIR LINES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                           [DELTA AIRLINES LOGO]

To Our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the 1997 Annual Meeting of Stockholders of Delta Air Lines, Inc.

     As stated in the formal notice which is attached, the meeting will be held in the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana 71201, on Thursday, October 23, 1997, at 9:00 a.m., local time. At the meeting, in addition to acting on the matters described in the proxy statement, we will report on the Company's activities during fiscal year 1997. There will also be an opportunity to discuss matters of interest to you as a stockholder.

     If you will need special assistance at the meeting because of a disability, please contact Ms. Suzanne Rolon, Coordinator -- Investor Relations, Department 829, Delta Air Lines, Inc., P.O. Box 20706, Atlanta, Georgia 30320-6001.

     It is important that your shares be represented at the meeting to assure the presence of a quorum. Please sign, date and promptly mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. Returning your executed proxy card will not affect your right to attend the meeting and vote your shares in person.

                                          Cordially,

                                          /s/ GERALD GRINSTEIN

                                          Gerald Grinstein
                                          Chairman of the Board

                                          /s/ LEO F. MULLIN

                                          Leo F. Mullin
                                          President and Chief Executive Officer

Atlanta, Georgia
September 15, 1997

                                                           [DELTA AIRLINES LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Delta Air Lines, Inc.:

     The Annual Meeting of Stockholders of Delta Air Lines, Inc. will be held in the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana 71201, on Thursday, October 23, 1997, at 9:00 a.m., local time, to consider and vote on:

        1. The election of directors for the ensuing year.

        2. The ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1998.

        3. The approval of the 1989 Stock Incentive Plan, as amended, as described in the attached proxy statement.

        4. The stockholder proposal described in the attached proxy statement relating to the location of future Annual Meetings of Stockholders, if the proposal is presented at the meeting.

        5. The stockholder proposal described in the attached proxy statement relating to employment matters, if the proposal is presented at the meeting.

        6. Such other matters as may properly come before the meeting or any adjournments thereof.

     The close of business on August 29, 1997, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the offices of Central Bank, 300 Desiard Street, Monroe, Louisiana 71201. Your attention is directed to the proxy statement accompanying this notice.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT S. HARKEY

                                          Robert S. Harkey
                                          Senior Vice President -- General
                                          Counsel
                                          and Secretary

Atlanta, Georgia
September 15, 1997

                             DELTA AIR LINES, INC.

            GENERAL OFFICES/HARTSFIELD ATLANTA INTERNATIONAL AIRPORT
                             POST OFFICE BOX 20706
                          ATLANTA, GEORGIA 30320-6001

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 23, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. ("Delta" or the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana 71201, on Thursday, October 23, 1997, at 9:00 a.m., local time, or any adjournments thereof ("Annual Meeting"). The approximate date of mailing of this proxy statement and the accompanying proxy card is September 15, 1997.

     The cost of this solicitation will be borne by Delta. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or other means. Delta may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals at the Company's expense. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee of $15,000 plus certain expenses.

                               VOTING PROCEDURES

VOTING STOCK

     The Board of Directors has set August 29, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were outstanding 73,722,230 shares of common stock, par value $3 per share ("Common Stock"), and 6,654,686 shares of Series B ESOP Convertible Preferred Stock, par value $1 per share ("ESOP Preferred Stock"). These securities constitute the only classes of securities entitled to vote at the Annual Meeting.

     Each outstanding share of Common Stock and ESOP Preferred Stock entitles the holder thereof to one vote, subject in the case of the ESOP Preferred Stock to adjustment in certain circumstances. Holders of the Common Stock and ESOP Preferred Stock will vote together as a single class on all matters presented at the Annual Meeting.

     The ESOP Preferred Stock is held of record by Fidelity Management Trust Company, as trustee of the Delta Family-Care Savings Plan ("Savings Plan"), and may not be sold or distributed outside the Savings Plan except for resale to the Company. Each share of ESOP Preferred Stock is convertible into 0.8578 shares of Common Stock, subject to adjustment in certain circumstances.

VOTING BY PROXY

     If a stockholder is a corporation or partnership, the accompanying proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title should be given and a certificate or other evidence of appointment should be furnished. If shares are owned jointly, each joint owner should sign the proxy card.

     Shares of stock represented by a proxy card that is returned properly signed will be voted in accordance with the instructions indicated on that proxy card. If a proxy card is signed and returned without instructions, the shares will be voted (1) "FOR" the election of the director-nominees listed herein; (2) "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1998; (3) "FOR" the approval of the 1989 Stock Incentive Plan, as amended, as described herein; (4) "AGAINST" the stockholder proposal described herein relating to the location of future Annual Meetings of Stockholders; and (5) "AGAINST" the stockholder proposal described herein relating to employment matters.

     A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Corporate Secretary, by delivery of a later-dated proxy, or by attending the Annual Meeting and voting in person.

     If a stockholder wishes to give a proxy to someone other than the persons designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. The person named as proxy should have proof of identification.

QUORUM AND VOTING REQUIREMENTS

     A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock that are outstanding and entitled to vote.

     A majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock, voting together as a single class, that are present, or represented, at the meeting and entitled to vote will be necessary (1) to elect the director-nominees listed herein; (2) to ratify the appointment of Arthur Andersen LLP as independent auditors; (3) to approve the 1989 Stock Incentive Plan, as amended, as described herein, provided that the total votes cast on such proposal represent over 50% in interest of all securities entitled to vote on such proposal; (4) to approve the stockholder proposal described herein relating to the location of future Annual Meetings of Stockholders; and (5) to approve the stockholder proposal described herein relating to employment matters. Votes "withheld" from director-nominees, as well as abstentions on these proposals, will have the same effect as negative votes. Broker non-votes on these matters will not be included in calculating the number of votes necessary for approval.

                              GENERAL INFORMATION

BOARD OF DIRECTORS

     The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its Committees. Regular meetings of the Board of Directors are held four times per year and special meetings are scheduled when required. The Board held four regular meetings and eight special meetings in fiscal 1997.

COMMITTEES ESTABLISHED BY THE BOARD

     The Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information concerning the directors, set forth elsewhere in this proxy statement, identifies the Committee memberships held by each director.

     The Audit Committee reviews the scope and results of the internal and external annual audits, the major non-audit services provided to the Company by the independent auditors, and the adequacy of the Company's system of internal controls. It also recommends to the Board the engagement of independent auditors for the Company. The Committee, which consists of five non-employee directors, met twice in fiscal 1997.

     The Benefit Funds Investment Committee acts as the fiduciary for managing the investment policies and assets of certain of the Company's benefit plans. The Committee, which consists of five non-employee directors, met three times in fiscal 1997.

     The Corporate Governance Committee, which was established in August 1997, is charged with promoting effective and responsive governance of the Company. The Committee will review and make recommendations to the Board of Directors concerning its composition, organization and processes; the type, function, size and membership of Board committees; qualifications and eligibility requirements for Board members; evaluation of the Board; Board compensation; and other corporate governance issues. These recommendations may include the adoption of principles, procedures, policies, or operational methods with respect to the corporate governance of the Company generally, including the holding of regularly scheduled meetings of non-employee directors only. The Committee consists of four non-employee directors.

     The Corporate Governance Committee will also recommend to the Board candidates for election as directors, and will consider nominees recommended by stockholders. Such recommendations should be submitted in writing to the Corporate Secretary of the Company with a description of the proposed nominee's qualifications and other relevant biographical information, and the nominee's consent to serve as a director.

     The Executive Committee exercises certain powers of the Board of Directors between Board meetings. The Committee, which consists of the President and Chief Executive Officer and five non-employee directors, did not meet in fiscal 1997.

     The Finance Committee reviews the Company's financial planning and financial structure, funds requirements, and borrowing and dividend policies. The Committee, which consists of five non-employee directors, met six times in fiscal 1997.

     The Personnel, Compensation & Nominating Committee, which was renamed the Personnel & Compensation Committee as a result of the establishment of the Corporate Governance Committee, will continue to review and make recommendations to the Board concerning the election of the Company's officers, the compensation for and evaluation of the Chief Executive Officer, management succession planning and the overall policy of the Company's benefit plans for non-executive personnel. It also sets the salaries for all officers above the level of Senior Vice President except the Chief Executive Officer, and administers the Incentive Compensation and 1989 Stock Incentive Plans. Certain functions of the former Personnel, Compensation & Nominating Committee, including the recommendation to the Board of candidates for election as directors and the consideration of nominees recommended by stockholders, are now the responsibility of the Corporate Governance Committee. The Personnel & Compensation Committee consists of four non-employee directors. The Personnel, Compensation & Nominating Committee met four times in fiscal 1997.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors (i.e., directors who are not employed by the Company on a full-time basis) receive an annual retainer of $25,000, $5,000 of which is paid in shares of Common Stock, and a meeting fee of $1,000 plus expenses for each Board and Committee meeting attended. The Chairpersons of the Audit, Benefit Funds Investment, Corporate Governance, Executive, Finance and Personnel & Compensation Committees also receive an annual fee of $7,500.

     Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Directors and their spouses are eligible for complimentary transportation privileges on Delta.

     Directors may defer all or any part of their cash compensation earned as a director until a date specified by the director (which date shall be at least one year, but no more than ten years, following the end of the calendar year in which the compensation was earned). A participating director may choose, on a prospective basis, an investment return on the deferred amount from among the 17 investment return choices available under the Delta Family-Care Savings Plan (including the Delta Common Stock Fund). With respect to amounts deferred prior to October 26, 1995, the Company will continue to pay interest based on the prime rate in effect at three specified banks. Non-employee directors may also elect to receive all or a portion of their fees for services as a member of the Board in shares of Common Stock at current market prices.

     Directors who served on the Board on or before October 24, 1996, and who retire from the Board may be elected advisory directors for a term which varies depending upon the director's term of service and age at retirement. Advisory directors receive an annual retainer equal to the annual retainer paid to non-employee directors at the time of their retirement.

     On October 24, 1996, the Board terminated the Advisory Director Program for all future directors who were not members of the Board on that date. Non-employee directors who join the Board after October 24, 1996, will receive, in addition to their other fees, a deferred payment of $6,300 during each year in which they serve as a director. The deferred payment will earn an investment return equivalent to the investment return on the Delta Common Stock Fund under the Delta Family-Care Savings Plan, and will be paid to the director after he discontinues his service as a member of the Board.

CHARITABLE AWARD PROGRAM

     The Company's charitable contribution program permits each director to recommend up to five tax-exempt organizations to receive donations totaling $1 million after the director's death. Recommended donations will be made by The Delta Air Lines Foundation, a tax-exempt charitable foundation funded by the Company. On July 28, 1994, the Board discontinued this program for all future directors who were not members of the Board on that date.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     A Board of ten directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. In the event any nominee for director declines or is unable to serve, a substitute nominee or nominees may be chosen by the persons authorized by the Board of Directors to vote the proxies. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES:

     Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead, Edward H. Budd, R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr., Leo F. Mullin and Andrew J. Young.

     All of the nominees were elected by the stockholders at the last Annual Meeting except Mr. Mullin. Effective August 14, 1997, the Board elected Mr. Mullin as a director and as President and Chief Executive Officer of the Company.

     During fiscal 1997, each nominee attended at least 75% of the meetings of the Board of Directors and the Committees on which he or she served except Mr. Young, who attended 73% of such meetings.

     Effective July 31, 1997, Mr. Ronald W. Allen retired as the Company's Chairman of the Board, President and Chief Executive Officer, and resigned from the Board of Directors. Mr. Allen has been elected an advisory director.

     The Company's By-Laws establish mandatory retirement ages for directors. Pursuant to these provisions, Mr. George D. Busbee will retire from the Board of Directors on October 23, 1997.

     Mr. Peter D. Sutherland has decided not to stand for re-election to the Board of Directors due to his extensive commitments as Chairman and Managing Director of Goldman Sachs International, and as a general partner of The Goldman Sachs Group, L.P. and Goldman, Sachs & Co., and his recent election as non-executive Chairman of The British Petroleum Company plc.

     The members of the Board of Directors provide the Company with a wide and valuable range of judgment and experience from such diverse fields as air and ground transportation, consumer products, government and international affairs, insurance, international trade, law, utilities, and paper and paperboard production.

     Certain information about the nominees follows:

     EDWIN L. ARTZT was Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company from January 1990 until his retirement in July 1995, when he became Chairman of the Executive Committee of the Board of Directors of The Procter & Gamble Company. From June 1984 to January 1990, Mr. Artzt served as Vice Chairman of The Procter & Gamble Company and as President of Procter & Gamble International. He has been a director of Delta since 1991, and is a member of the Benefit Funds Investment Committee and the Finance Committee. Mr. Artzt is also a director of American Express Company, Barilla S.p.A. (Italy) and GTE Corporation, and a member of The Business Council. Age 67.

     HENRY A. BIEDENHARN, III was President, Chief Executive Officer and a director of Ouachita Coca-Cola Bottling Company, Inc., and four other Coca-Cola bottling companies located in Arkansas, Louisiana and Mississippi, from 1981 until his retirement in February 1996. He also served as Chairman of the Board of Ouachita Coca-Cola Bottling Company, Inc. from 1991 to February 1996. He has been a director of

Delta since 1986, and is a member of the Audit Committee and the Benefit Funds Investment Committee. Mr. Biedenharn is a director of Hudson, Inc. and Biedco Corporation. Age 55.

     JAMES L. BROADHEAD has been Chairman of the Board and Chief Executive Officer of FPL Group, Inc., and its principal subsidiary, Florida Power & Light Company, since May 1990. From January 1989 to May 1990, he was President and Chief Executive Officer of FPL Group, Inc. From 1986 to October 1988, Mr. Broadhead served as President, Telephone Operating Group of GTE Corporation. He has been a director of Delta since 1991, and is a member of the Audit Committee, the Corporate Governance Committee and the Personnel & Compensation Committee. Mr. Broadhead is also a director of Barnett Banks, Inc. and The Pittston Company, and a member of The Business Council and The Business Roundtable. Age 61.

     EDWARD H. BUDD was Chairman of the Board and Chief Executive Officer of The Travelers Corporation from 1982 until his retirement in 1993, and was an executive officer of that company from 1974 through 1993. He has been a director of Delta since 1985, is Chairman of the Benefit Funds Investment Committee, and is a member of the Executive Committee and the Finance Committee. Mr. Budd is also a director of The Travelers Group, Inc. and GTE Corporation, a member of the American Academy of Actuaries and The Business Council, and a Trustee of Tufts University. Age 64.

     R. EUGENE CARTLEDGE has been Chairman of the Board of Savannah Foods & Industries, Inc. since April 1996. He was Chairman of the Board and Chief Executive Officer of Union Camp Corporation from January 1986 until his retirement in June 1994. Mr. Cartledge has been a director of Delta since 1990, is Chairman of the Finance Committee, and is a member of the Executive Committee and the Personnel & Compensation Committee. He is also a director of Blount, Inc., Chase Brass Industries, Inc., Sun Company, Inc., UCAR International Inc. and Union Camp Corporation. Age 68.

     MARY JOHNSTON EVANS is a director of Baxter International Inc., Dun & Bradstreet Corp., Household International, Inc., New Europe Fund and Sun Company, Inc. She has been a director of Delta since 1982, is Chairman of the Corporate Governance Committee and the Executive Committee, and is a member of the Audit Committee and the Personnel & Compensation Committee. She served as non-executive Acting Chairman of the Company's Board of Directors from August 1, 1997 to August 14, 1997. Mrs. Evans is also a senior member of the Conference Board, a member of the Advisory Board of Morgan Stanley, Inc. and a member of the Nominating Committee of the New York Stock Exchange, Inc. She was a director of AMTRAK from 1974 to 1980, serving as Vice Chairman from 1974 until 1979. Age 67.

     GERALD GRINSTEIN was elected non-executive Chairman of the Company's Board of Directors effective August 14, 1997. Mr. Grinstein was Chairman of Burlington Northern Santa Fe Corporation (successor to Burlington Northern Inc.) from September 1995 until his retirement in December 1995. He was Chairman and Chief Executive Officer of Burlington Northern Inc. and Burlington Northern Railroad Company from July 1991 until consummation of the merger of Burlington Northern Inc. and Santa Fe Corporation in September 1995. Mr. Grinstein was Chairman, President and Chief Executive Officer of Burlington Northern Inc. from October 1990 to July 1991, and President and Chief Executive Officer of that company from January 1989 to October 1990. From May 1989 to July 1991, Mr. Grinstein also served as Chairman, President and Chief Executive Officer, and from February 1989 to May 1989, President and Chief Executive Officer, of Burlington Northern Railroad Company. Mr. Grinstein was Vice Chairman of Burlington Resources Inc. from May 1988 to December 1988; Vice Chairman of Burlington Northern Inc. from April 1987 to December 1988; and Chief Executive Officer of Western Air Lines, Inc. from 1985 through March 1987. He has been a director of Delta since 1987, is Chairman of the Personnel & Compensation Committee, and is a member of the Corporate Governance Committee, the Executive

Committee and the Finance Committee. He is also a director of Browning-Ferris Industries, Inc., Imperial Holly Corporation, PACCAR Inc. and Sundstrand Corporation. Age 65.

     JESSE HILL, JR. was Chairman of the Board of Atlanta Life Insurance Company from 1993 until his retirement in July, 1995. He was Chairman and Chief Executive Officer of that company from 1992 to 1993, Chairman, President and Chief Executive Officer from 1991 to 1992, and President and Chief Executive Officer from 1973 to 1991. He has been a director of Delta since 1975, is Chairman of the Audit Committee and is a member of the Benefit Funds Investment Committee and the Executive Committee. He is also a director of Knight-Ridder, Inc. Age 71.

     LEO F. MULLIN was elected President and Chief Executive Officer of Delta effective August 14, 1997. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to August 13, 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company's President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He has been a director of Delta since August 14, 1997, and is a member of the Executive Committee. Mr. Mullin is also a director of Inland Steel Industries, Inc. and Pittway Corporation. Mr. Mullin serves on the Board of Trustees (former Chairman) of the Field Museum of Natural History, is Vice Chairman of the Chicago Urban League and is a member of the board of Northwestern University. Age 54.

     ANDREW J. YOUNG has been Co-Chairman and a senior partner of GoodWorks International, Inc. since January 1997. He was Vice Chairman of Law Companies Group, Inc. from 1993 through January 1997, and a director of that company from August 1995 through January 1997. He was Chairman of Law Companies International Group, Inc. (a former subsidiary of Law Companies Group, Inc.) from 1990 to 1993. Mr. Young was Mayor of the City of Atlanta, Georgia from 1982 to 1990, United States Ambassador to the United Nations from 1977 to 1979, and a member of the House of Representatives of the United States Congress from 1973 to 1977. He has been a director of Delta since 1994, and is a member of the Benefit Funds Investment Committee and the Corporate Governance Committee. Mr. Young is a director of Archer Daniels Midland Company, Cox Communications, Inc., Film Fabricators, Inc., Host Marriott Corporation, The Argus Board (The International Advisory Board of Independent Newspapers Holdings Limited) and Thomas Nelson, Inc. He is Chairman of the Southern Africa Enterprise Development Fund, a member of the Georgia Tech Advisory Board, and a director of the Martin Luther King, Jr. Center. He was Co-Chairman of the Atlanta Committee for the Olympic Games and a member of the Board of the United States Olympic Committee. Mr. Young also served as the 1996 Chairman of the Greater Atlanta Chamber of Commerce. Age 65.

                       BENEFICIAL OWNERSHIP OF SECURITIES

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock and, if applicable, ESOP Preferred Stock beneficially owned as of August 29, 1997, by each director of the Company, each executive officer named in the Summary Compensation Table in this proxy statement, and all directors and executive officers of the Company as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

                                                                                        SHARES
                                                                                     BENEFICIALLY
NAME OF BENEFICIAL OWNER                               TITLE OF SECURITIES             OWNED(1)
------------------------                               --------------------          ------------
DIRECTORS
Edwin L. Artzt.......................................  Common Stock                      1,071
Henry A. Biedenharn, III.............................  Common Stock                     20,858(2)(3)
James L. Broadhead...................................  Common Stock                      1,071
Edward H. Budd.......................................  Common Stock                      3,151(3)
George D. Busbee.....................................  Common Stock                        170
R. Eugene Cartledge..................................  Common Stock                      1,276
Mary Johnston Evans..................................  Common Stock                      1,497(3)
Gerald Grinstein.....................................  Common Stock                      2,392(3)
Jesse Hill, Jr.......................................  Common Stock                      1,540(4)
Leo F. Mullin........................................  Common Stock                      6,000
Peter D. Sutherland..................................  Common Stock                        261(5)
Andrew J. Young......................................  Common Stock                        319
EXECUTIVE OFFICERS
Ronald W. Allen......................................  Common Stock                    291,037(6)(7)
                                                       ESOP Preferred Stock                108
Maurice W. Worth.....................................  Common Stock                     13,844
                                                       ESOP Preferred Stock                135
Harold C. Alger......................................  Common Stock                     18,619(8)
                                                       ESOP Preferred Stock                140(8)
Robert W. Coggin.....................................  Common Stock                     17,684
                                                       ESOP Preferred Stock                136
Thomas J. Roeck, Jr..................................  Common Stock                    142,453(6)
                                                       ESOP Preferred Stock                150
Directors and Executive Officers as a Group (19
  Persons)...........................................  Common Stock                    581,709(6)(9)
                                                       ESOP Preferred Stock                820(9)

---------------

(1) No director or executive officer, individually or in the aggregate, beneficially owned 1% or more of the Common Stock or ESOP Preferred Stock.
(2) Includes 12,856 shares of Common Stock owned by the Emma Lou Biedenharn Foundation, of which Mr. Biedenharn is a director and trustee; and 7,524 shares of Common Stock owned by Hudson, Inc., over which Mr. Biedenharn has shared voting and investment power.
(3) Includes 166 shares, 956 shares, 427 shares and 444 shares of Common Stock attributable to Mr. Biedenharn, Mr. Budd, Mrs. Evans and Mr. Grinstein, respectively, due to their selection of the

    Delta Common Stock Fund investment return choice under the directors' deferred compensation arrangement, described on page 4 of this proxy statement.
(4) Excludes 400 shares of Common Stock held by Mr. Hill's spouse as custodian for their minor grandchildren. Mr. Hill disclaims beneficial ownership of these shares.
(5) Excludes 279,155 shares of Common Stock beneficially owned by Goldman, Sachs & Co. Mr. Sutherland disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(6) Includes the following number of shares of Common Stock which the following persons or group have the right to acquire within 60 days upon the exercise of stock options: Mr. Allen -- 244,000; Mr. Roeck -- 135,800; and directors and executive officers as a group -- 421,800.
(7) Excludes 50 shares of Common Stock held by Mr. Allen's spouse as custodian for her minor children, and 100 shares held by Mr. Allen's adult children and adult stepchildren. Mr. Allen disclaims beneficial ownership of these shares.
(8) Excludes 13 shares of Common Stock and 22 shares of ESOP Preferred Stock beneficially owned by Mr. Alger's spouse. Mr. Alger disclaims beneficial ownership of these shares.
(9) Excludes 563 shares of Common Stock and 22 shares of ESOP Preferred Stock beneficially owned by family members of directors and executive officers as to which shares they disclaim beneficial ownership, as well as the shares of Common Stock described in Note (5).

BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

     The following table sets forth the holdings of the only persons known to the Company to beneficially own more than five percent of any class of the Company's voting securities.

                                                                  AMOUNT AND NATURE     PERCENT OF
                                                                    OF BENEFICIAL        CLASS ON
NAME AND ADDRESS OF BENEFICIAL OWNER           TITLE OF CLASS         OWNERSHIP       AUGUST 29, 1997
------------------------------------        --------------------  -----------------   ---------------
Wellington Management Company, LLP........  Common Stock              7,766,260(1)          10.5%
75 State Street
Boston, MA 02109
Vanguard/Windsor Funds, Inc...............  Common Stock              4,722,000(2)           6.4%
Post Office Box 2600
Valley Forge, PA 19482-2600
The Capital Group Companies, Inc..........  Common Stock              4,024,670(3)           5.5%
333 South Hope Street
Los Angeles, CA 90071
Fidelity Management Trust Company.........  ESOP Preferred Stock      6,654,686(4)         100.0%
82 Devonshire Street                        Common Stock              3,364,205(4)           4.6%
Boston, MA 02109

---------------

(1) Based on a Schedule 13G dated July 3, 1997, in which Wellington Management Company, LLP reported that it had sole voting power over none of such shares, shared voting power over 289,960 of such shares and shared dispositive power over all 7,766,260 of such shares.
(2) Based on a Schedule 13G dated February 7, 1997, in which Vanguard/Windsor Funds, Inc. reported that it had sole voting power and shared dispositive power over all 4,722,000 of such shares.

(3) Based on a Schedule 13G dated February 12, 1997, in which The Capital Group Companies, Inc. reported that it had sole voting power over 1,851,140 of such shares, shared voting power over none of such shares, and sole dispositive power over all 4,024,670 of such shares.
(4) These shares are held by Fidelity Management Trust Company as the trustee of the Delta Family-Care Savings Plan.

THE DELTA FAMILY-CARE SAVINGS PLAN

     Fidelity Management Trust Company is the trustee of the Delta Family-Care Savings Plan, a qualified defined contribution pension plan under which eligible Delta personnel may contribute a portion of their earnings on a pre-tax or after-tax basis to various investment funds, including a fund invested primarily in Common Stock ("Delta Common Stock Fund").

     Subject to certain federal tax limitations, during fiscal 1997, Delta contributed 50c to a participant's Savings Plan account for every $1 contributed by that participant, up to 2% of the participant's annual earnings. The Savings Plan contains an employee stock ownership plan ("ESOP") feature pursuant to which a specified amount of the Company's contributions to a participant's account during each Savings Plan year is invested in ESOP Preferred Stock and Common Stock ("Preferred Stock Fund"). At June 30, 1997, there were approximately 58,000 participants in the Savings Plan.

     The Savings Plan provides that shares of ESOP Preferred Stock and Common Stock allocated to a participant's account in the Preferred Stock Fund ("Allocated Shares") will be voted by the trustee in accordance with the participant's confidential voting instructions or, if no voting instructions are received by the trustee, such shares will be voted by the trustee in its discretion. The Savings Plan further provides that shares of ESOP Preferred Stock not yet allocated to any participant's account will be voted by the trustee in proportion to the votes cast with respect to Allocated Shares for which voting instructions are received.

     The Savings Plan provides that shares of Common Stock attributable to a participant's account in the Delta Common Stock Fund will be voted by the trustee in accordance with the participant's confidential voting instructions or, if no instructions are received by the trustee, such shares will be voted by the trustee in its discretion.

CERTAIN OTHER BENEFICIAL OWNERS

     In fiscal 1990, the Company entered into separate equity cross-purchase agreements with Singapore Airlines Limited ("Singapore Airlines") and Swissair, Swiss Air Transport Company Ltd. ("Swissair"). Pursuant to these agreements, the Company sold 2.5 million shares of Common Stock to each of Singapore Airlines and Swissair, and purchased an equity interest in both of these airlines.

     In their equity cross-purchase agreements with Delta, Singapore Airlines and Swissair have agreed to vote their shares of the Company's voting stock in proportion to the votes cast by the Company's other stockholders or, at Singapore Airlines' or Swissair's election, as recommended by the Company's Board of Directors, until (1) in the case of Singapore Airlines, the earlier of October 25, 1999 or such time as Singapore Airlines ceases to own 2% or more of the Company's outstanding voting power, or (2) in the case of Swissair, July 9, 1999. Singapore Airlines and Swissair have also agreed to certain restrictions on their right to transfer their shares of Common Stock, to acquire additional shares of the Company's voting stock and to seek to affect or influence the control of the Company's management, Board of Directors or business. The Company has agreed to similar voting and other restrictions with respect to its ownership of the voting stock of Singapore Airlines and Swissair.

                       PERSONNEL & COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Personnel & Compensation Committee of the Board of Directors is pleased to present this report on Delta's executive compensation program. This report describes the executive compensation policies under which the Committee makes decisions about executive pay, and discusses the principal components of the current program. It also explains the basis on which the Committee made fiscal 1997 compensation determinations for the Chief Executive Officer and other executive officers of the Company, including those named in the Summary Compensation Table shown elsewhere in this proxy statement.

COMPENSATION STRATEGY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

     The Committee's foremost objective is to have an executive compensation program that develops talented executives and motivates them to work for the long-term advantage of the Company's primary stakeholder groups -- Delta stockholders, Delta customers, and Delta people. The Committee believes that an executive compensation program designed and administered with clear and strong linkages to the Company's business strategy and long-term goals, particularly the creation of shareholder value, will accomplish this objective.

     Consistent with this philosophy, the Committee has structured the executive compensation program to:

     - Enable Delta to attract and retain a group of highly qualified and experienced executives by providing a competitive total compensation package;

     - Focus Delta's executives on achieving aggressive financial and operating goals tied to the Company's near- and long-term business objectives;

     - Emphasize at risk pay by having a substantial portion of total pay consist of incentive pay components that tie executives' rewards to performance results achieved; and

     - Closely link the long-term interests of Delta's executives to those of its stockholders by having stock-based compensation comprise a major portion of total pay opportunities. To further support this goal, the Committee has established specific stock ownership levels for Delta executives.

     These principles apply to compensation determinations for all executive officers. In making decisions about actual compensation levels, the Committee considers all elements of the executive compensation program in total, and not any one element in isolation. The Committee has selected and retained an independent compensation consulting firm to assist it in evaluating and, as appropriate, revising the executive compensation package to better support the Company's business strategy and long-term goals.

     The Committee believes it is important to consider the pay levels and practices of the companies with which Delta competes for executives to ensure that salary levels and incentive opportunities are competitive and support the objectives listed above. The Committee therefore periodically compares Delta's total pay opportunities and executive compensation components to the programs in place at other major U.S. airlines, as well as those at a group that also includes transportation, aerospace, service and selected consumer products companies that generally are similar in size to Delta (in terms of revenues, assets, employees, etc.). These comparisons reflect the fact that Delta's competitors for executive talent extend beyond the Company's direct business competitors. For this reason, the relevant market for pay comparisons is broader than the airline peer companies who comprise the published industry index in the Performance Graph shown elsewhere in this proxy statement.

     The Committee conducted its most recent review of executive compensation during fiscal 1997. This study showed that overall, total compensation opportunities for Delta's executives are below the average pay opportunities provided by other major U.S. airlines, and are below those at the broader comparator group as well. As a result of this review, the Committee made certain changes to specific elements of the current program. These changes are discussed in the separate description of each component below.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

     The primary components of Delta's executive compensation package are base salary, incentive compensation and stock-based awards.

  Base Salary

     The Committee's objective is to set base salaries for Delta's executive officers at levels that are comparable to similar executive positions at other major U.S. airlines or, where appropriate, the broader comparator group described above. The Committee approves actual salaries for executives above the level of Senior Vice President, and recommends the Chief Executive Officer's salary to the Board for its approval.

     Actual salary levels are based on a combination of factors that includes the executive's performance, responsibilities, and experience, as well as the salaries of comparably-placed executives in the competitive market. Equity considerations relative to base pay for other Company executives also are considered. The Committee exercises its discretion in making salary recommendations and decisions, and does not apply a specific formula or weighting to the factors listed above. Also, because the Company does not establish an annual salary increase budget for executives, salary increases for executives do not follow a preset schedule.

     During fiscal 1997, the Committee increased salary rates for selected executives (including the Chief Executive Officer, whose pay is discussed below) in light of the factors mentioned above. Overall, however, salary rates for Delta's executive officers generally remain somewhat below the average salaries for comparable positions at the major U.S. airlines and the broader comparator group discussed above.

  Incentive Compensation Plan

     The purpose of the Incentive Compensation Plan is to provide additional cash compensation for achieving levels of financial and operating performance that support the Company's near- and long-term strategic objectives. The plan solidifies the link between pay and performance for Delta's executives by clearly establishing the rewards that can be earned for meeting predetermined goals.

     For fiscal 1997, the Company's executive officers were eligible to earn awards based on achieving specific goals for pre-tax income and operating margin, weighted equally. In light of improved financial performance in the airline industry, the Committee added operating margin as a measure to focus participants on the quality of earnings in addition to their level. To emphasize the importance of continued financial improvement, the Committee set the fiscal 1997 target performance goals at levels above the fiscal 1996 results for those measures.

     Target awards for executive officers (other than the Chief Executive Officer, whose award is discussed below) were 50% of base salary, which is somewhat below the average levels for comparable positions in the market for some positions but slightly above for others. Awards earned based on the pre-tax income and operating margin goals can range from a low of 25% of target once a specified threshold performance level is achieved to a maximum of 150% of target for exceeding both targeted goals by specified levels. Awards earned based on financial performance can be further increased by up to 25%, or decreased to zero, based on individual performance. For most participants, individual performance is measured for this purpose based on the performance assessment process used for officers and other managers. The Committee established specific and measurable goals related to financial results, customer service, and operations for Senior Vice Presidents and above to comply with the tax law requirements on deductible executive compensation under Section 162(m) of the Internal Revenue Code.

     For fiscal 1997, Delta's pre-tax income and operating margin results exceeded the target goals set for the year but did not reach the maximum levels established. As a result, and after considering adjustments for individual performance, participants under the Incentive Compensation Plan earned awards that were between the target and maximum levels for the year. Amounts paid to the named executive officers (other than the Chief Executive Officer) reported in the Summary Compensation Table in this proxy statement reflect the achievement of some, but not all, of the individual performance goals established. The Committee notes that although maximum performance levels were not reached, Delta continued to substantially strengthen its financial condition during fiscal 1997. The Company again achieved record levels of operating and net income, reduced its long-term debt, increased stockholders' equity and enhanced its competitive position.

     For fiscal 1998, the Committee has determined that Delta's continued attention to operations and its performance relative to peer airlines should be a focus of all plan participants. Accordingly, the Committee has approved additional plan measures in the areas of safety, customer satisfaction and on-time performance. Also, the portion of awards based on operating margin will be adjusted based on how actual results compare to those of selected industry peers. The Committee believes these changes will enhance the overall effectiveness of the plan.

  Stock-Based Awards

     Long-term incentive opportunities comprise the largest portion of the total compensation package for executive officers. The Committee believes this approach to total compensation provides the appropriate focus for those executives who are charged with the greatest responsibility for managing the Company and achieving success for all of Delta's stakeholders.

     Stock-based compensation awards are made under the 1989 Stock Incentive Plan. This plan provides that employees selected by the Committee can receive awards of stock options, stock appreciation rights, restricted stock and other stock-based awards; award types can vary from year to year at the Committee's discretion. As described elsewhere in this proxy statement, the plan, as amended, is being presented to stockholders to approve, among other items, the future ability of the Committee to grant specific types of long-term performance-based awards that meet the tax rules of Section 162(m) of the Internal Revenue Code.

     In January 1997, the Committee granted non-qualified stock options to executive officers and selected other employees giving them the right to purchase shares of Common Stock at an exercise price equal to $82.375, the closing price of the Common Stock on the New York Stock Exchange on the date of grant. Stock options granted in fiscal 1997 have a term of ten years, and become exercisable in full on the first anniversary of the grant date. No stock options granted under the plan have ever been repriced, nor does the Committee intend to consider option repricing in the future.

     To determine the number of stock options to grant to each participant, the Committee has established award size guidelines that vary by level of responsibility. The guidelines generally fall between the range of average award opportunities at the other major U.S. airlines and those provided for comparable positions at the broader comparator group. An annualized long-term award value is determined for each eligible employee based on the applicable award level, and is converted to a number of stock options by using the Black-Scholes option pricing model. The Committee may apply its judgment to adjust the formula award based on individual performance, contribution to Company success, and equity relative to other plan participants. The Committee may also consider other factors from time-to-time in making stock option awards.

STOCK OWNERSHIP GUIDELINES

     In keeping with the principles outlined earlier in this report, the Committee advocates stock ownership by Delta's executives. The Committee believes that executives' interests will be more closely aligned with those of Delta's stockholders if executives own meaningful amounts of Delta stock. For this reason, the Committee has adopted guidelines requiring that executive officers own Delta stock worth either two or three times base salary by a certain date. Stock in the form of unexercised options or unvested restricted stock is not counted for purposes of measuring compliance with the ownership guidelines.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits to $1 million the annual corporate federal income tax deduction for certain "non-performance based" compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation. The Committee has carefully considered the Company's executive officer compensation program in light of the applicable rules, and believes that compliance with those rules generally is in the Company's best interests. Accordingly, the material terms of both the Incentive Compensation Plan and the 1989 Stock Incentive Plan have been approved by shareholders. In rare circumstances, however, the Committee may determine that exceptions to this practice will better support the Company's compensation policies, business strategy and long-term goals.

     As described elsewhere in this proxy statement, the amended 1989 Stock Incentive Plan is being presented to shareholders for re-approval this year, in part to give the Committee greater flexibility to grant performance based awards consistent with Section 162(m), and also to re-establish the maximum number of stock options that can be granted to any one person. The Committee believes these changes are necessary for the appropriate operation of the plan going forward and that they reinforce the Company's pay-for-performance practices.

FISCAL YEAR 1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As noted elsewhere in this proxy statement, Mr. Allen retired from the Company as of July 31, 1997. Because he was Chief Executive Officer for the entire fiscal year, this report discusses the Committee's decisions with respect to his compensation during the year, as follows:

     - Mr. Allen's annual base salary was restored on August 16, 1996 to its prior level of $575,000. For the preceding four years, his salary had been reduced at his request to $475,000 in light of the financial difficulties the Company faced during that time.

     - Mr. Allen's target award under the Incentive Compensation Plan for fiscal 1997 was conservatively established at 65% of his base salary. This percentage award level is lower than the average target awards for chief executives in each of the market groups discussed above.

      In light of Mr. Allen's announcement that he would retire from the Company, the Committee determined that it was not appropriate to grant Mr. Allen an award under the Incentive Compensation Plan. To recognize Mr. Allen's long service and contributions to the Company's financial success over the past several years, to acknowledge the additional restrictive covenants that he entered into in connection with his retirement, and to extinguish any rights he may have had under any plan or contract, the Company entered into the Retirement Agreement discussed elsewhere in this proxy statement.

     - In January 1997, the Committee granted Mr. Allen a non-qualified stock option to purchase 54,000 shares of Common Stock. The Committee determined the size and terms of Mr. Allen's grant under the same approach used to establish the stock option awards to all other employees receiving grants under the 1989 Stock Incentive Plan.

OTHER MATTERS

     During fiscal 1997, the Board of Directors considered the importance of adopting a process by which this Committee would conduct an annual and independent evaluation of the Chief Executive Officer's performance that involves written feedback from all directors. The Committee intends to implement this process during fiscal 1998.

     The Committee and Board also determined that it would be in the Company's best interests to implement a Retention Protection Program to provide certain benefits in the event a change in control occurs. This program is described in more detail elsewhere in this proxy statement.

Respectfully submitted,

THE PERSONNEL & COMPENSATION COMMITTEE

Gerald Grinstein, Chairman
James L. Broadhead
R. Eugene Cartledge
Mary Johnston Evans

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid for the last three fiscal years to the Company's Chief Executive Officer and its four other most highly compensated executive officers as of June 30, 1997 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                                  -----------------------------------
                                                   ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                          -------------------------------------   -------------------------   -------
                                                       BONUS
                                                     (INCENTIVE       OTHER       RESTRICTED    SECURITIES              ALL OTHER
                                                    COMPENSATION      ANNUAL        STOCK       UNDERLYING     LTIP      COMPEN-
                                          SALARY       PLAN)       COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS    SATION
NAME AND PRINCIPAL POSITION        YEAR     ($)        ($)(1)         ($)(2)        ($)(3)        (#)(4)      ($)(5)     ($)(6)
---------------------------        ----   -------   ------------   ------------   ----------   ------------   -------   ---------
Ronald W. Allen..................  1997   562,500           0         14,183             0        54,000         0       20,568
  Chairman of the Board,
    President                      1996   475,000     532,594         12,517             0        66,000         0       15,504
  and Chief Executive Officer
    (retired                       1995   475,000     560,625         11,667       390,000        89,000         0       15,876
  effective July 31, 1997)(7)
Maurice W. Worth.................  1997   333,333     205,743          8,639             0        21,000         0       13,700
  Executive Vice President --      1996   282,500     237,500          7,123             0        26,000         0       11,823
  Customer Service & Acting Chief  1995   251,250     187,500          6,375       124,800        19,500         0       12,064
  Operating Officer
Harold C. Alger..................  1997   333,333     205,743          8,639             0        21,000         0       13,700
  Executive Vice President --      1996   300,000     237,500          7,909             0        26,000         0       12,796
  Operations                       1995   287,083     206,250          8,123       145,600        29,000         0       13,061
Robert W. Coggin.................  1997   333,333     211,621          8,639             0        21,000         0       13,700
  Executive Vice President --      1996   291,250     237,500          7,507             0        26,000         0       12,298
  Marketing                        1995   269,167     187,500          5,518       124,800        25,500         0       12,562
Thomas J. Roeck, Jr..............  1997   298,333     191,243          7,523             0        16,000         0       12,318
  Senior Vice President --         1996   285,000     213,216          7,507             0        19,500         0       12,298
  Finance and Chief Financial      1995   277,083     206,250          5,518       124,800        22,000         0       12,562
  Officer

---------------

(1) Represents the amounts, if any, earned under the Company's Incentive Compensation Plan for services rendered during the specified fiscal year. Amounts earned in fiscal 1997 were paid in the first quarter of fiscal 1998.
(2) Represents reimbursement for taxes related to payment of life insurance premiums. None of the named executive officers received compensation in the form of perquisites in excess of the lesser of $50,000 or 10% of the total of his annual salary and payments under the Incentive Compensation Plan.
(3) No awards of restricted stock were made in fiscal 1997 or 1996. The value of the restricted stock awards made in fiscal 1995 is based on the closing price of the Common Stock ($52.00) on the New York Stock Exchange ("NYSE") on January 26, 1995, the date of grant. On that date, the Personnel, Compensation & Nominating Committee granted shares of restricted stock to the named executive officers as follows: Mr. Allen -- 7,500 shares; Mr. Worth -- 2,400 shares; Mr. Alger -- 2,800 shares; Mr. Coggin -- 2,400 shares; and Mr. Roeck -- 2,400 shares. The fiscal 1995 awards of restricted stock will vest on the earlier of January 26, 2000, or the grantee's retirement at or after his normal retirement date except that, if a grantee retires prior to his normal retirement date, 33 1/3% of the restricted stock will vest for each full year after the second full year that has elapsed between the grant date and the early retirement date. In certain circumstances, the award may be subject to forfeiture. Cash dividends on restricted stock are reinvested in additional shares of Common Stock and are subject to the same restrictions as the original awards. Under Mr. Allen's Retirement Agreement, discussed on pages 20-21 of this proxy statement, the restrictions on Mr. Allen's fiscal 1995 restricted stock award lapsed at the time of his retirement. At June 30, 1997, the total number of shares and aggregate value (based on the $82.00 closing price of the

    Common Stock on the NYSE on June 30, 1997) of restricted stock, including shares acquired with reinvested dividends, of the following named executive officers was: Mr. Allen -- 7,550 shares valued at $619,100; Mr.
    Worth -- 2,416 shares valued at $198,112; Mr. Alger -- 2,818 shares valued at $231,076; Mr. Coggin -- 2,416 shares valued at $198,112; and Mr.
    Roeck -- 2,416 shares valued at $198,112.
(4) Represents the number of shares of Common Stock subject to stock options awarded under the Company's 1989 Stock Incentive Plan.
(5) The Company does not currently have a plan which meets the definition of a Long Term Incentive Plan.
(6) In fiscal 1997, the Company paid supplemental group life insurance premiums for the named executive officers as follows: Mr. Allen -- $17,568; Mr. Worth -- $10,700; Mr. Alger -- $10,700; Mr. Coggin -- $10,700; and Mr.
    Roeck -- $9,318. The Company made contributions under the Delta Family-Care Savings Plan, a qualified defined contribution pension plan, of $3,000 for each named executive officer.
(7) Mr. Allen retired effective July 31, 1997. See pages 20-21 of this proxy statement for information regarding his Retirement Agreement.

     The following table sets forth certain information regarding awards of stock options to the named executive officers during fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                          GRANT DATE
                                                                  INDIVIDUAL GRANTS(1)                       VALUE
                                                 ------------------------------------------------------   -----------
                                                  NUMBER OF      % OF TOTAL
                                                  SECURITIES    OPTIONS/SARS
                                                  UNDERLYING     GRANTED TO    EXERCISE OR                GRANT DATE
                                                 OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
NAME                                              GRANTED(#)    FISCAL YEAR      ($/SH)         DATE      VALUE($)(2)
----                                             ------------   ------------   -----------   ----------   -----------
Ronald W. Allen................................     54,000          7.4          82.375      1/22/2007     1,585,440
Maurice W. Worth...............................     21,000          2.8          82.375      1/22/2007       616,560
Harold C. Alger................................     21,000          2.8          82.375      1/22/2007       616,560
Robert W. Coggin...............................     21,000          2.8          82.375      1/22/2007       616,560
Thomas J. Roeck, Jr............................     16,000          2.2          82.375      1/22/2007       469,760

---------------

(1) These stock options were granted under the 1989 Stock Incentive Plan. The exercise price is equal to the closing price of the Common Stock on the NYSE on January 23, 1997, the date of grant. These grants, which do not include SARs, become exercisable on January 23, 1998.
(2) These hypothetical grant date present values were determined using the Black-Scholes model and, consistent with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," include the following material assumptions and adjustments: an expected option term of 5.1 years; an interest rate of 6.33% representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to the expected option term; a volatility rate of 26.121% calculated using monthly Common Stock closing price and dividend information for the 5.1 year period prior to the date of grant; and a dividend yield of 0.24% representing the current $0.20 per share annualized dividends divided by the fair market value of the Common Stock at the date of grant. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

     The following table sets forth certain information regarding stock options and stock appreciation rights exercised by the named executive officers in fiscal 1997, as well as the number and value of their unexercised in-the-money stock options and stock appreciation rights at June 30, 1997 (based on the $82.00 closing price of the Common Stock on the New York Stock Exchange on June 30, 1997).

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS/SARS AT                OPTIONS/SARS
                                                                       FY-END(#)                   AT FY-END($)
                                     SHARES         VALUE     ---------------------------   ---------------------------
                                  ACQUIRED ON     REALIZED
NAME                             EXERCISE(#)(1)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             --------------   ---------   -----------   -------------   -----------   -------------
Ronald W. Allen................      19,875       4,758,125     244,000        54,000        5,854,625          0
Maurice W. Worth...............      26,000         637,000           0        21,000                0          0
Harold C. Alger................      31,000         609,375           0        21,000                0          0
Robert W. Coggin...............      51,500       1,350,438           0        21,000                0          0
Thomas J. Roeck, Jr............           0               0     135,800        16,000        2,426,788          0

---------------

(1) The shares reported for Mr. Allen were acquired upon the exercise of stock appreciation rights covering 185,000 shares of Common Stock. These stock appreciation rights were payable 40% in Common Stock and 60% in cash. All other shares reported in this column were acquired upon the exercise of stock options covering the same number of shares of Common Stock as the shares acquired.

                           RETIREMENT AND OTHER PLANS

     The following table shows the estimated annual pension payable to a non-pilot employee (before reduction for Social Security benefits and not accounting for the limitations discussed below), including the persons named in the Summary Compensation Table, assuming retirement in fiscal 1997 at the normal retirement age of 65 after selected periods of service under the Delta Family-Care Retirement Plan ("Pension Plan"), a non-contributory qualified defined benefit plan. The benefits in the table would be paid in the form of a joint and 50% survivor annuity.

                               PENSION PLAN TABLE

                                                                        30 OR MORE
FINAL AVERAGE   10 YEARS OF   15 YEARS OF   20 YEARS OF   25 YEARS OF    YEARS OF
  EARNINGS        SERVICE       SERVICE       SERVICE       SERVICE      SERVICE
-------------   -----------   -----------   -----------   -----------   ----------
    200,000        40,000        60,000        80,000       100,000      120,000
    400,000        80,000       120,000       160,000       200,000      240,000
    600,000       120,000       180,000       240,000       300,000      360,000
    800,000       160,000       240,000       320,000       400,000      480,000
  1,000,000       200,000       300,000       400,000       500,000      600,000
  1,200,000       240,000       360,000       480,000       600,000      720,000
  1,400,000       280,000       420,000       560,000       700,000      840,000
  1,600,000       320,000       480,000       640,000       800,000      960,000

     Final average earnings, for purposes of the Pension Plan, are the average of an employee's annual earnings, based on the employee's salary and payments received under the Company's Incentive Compensation Plan or broad-based profit sharing programs, for the 36 consecutive months in the 120-month period immediately preceding retirement which produces the highest average earnings. The annual pension benefit is determined by multiplying final average earnings by 60%, and then reducing such amount for service of less than 30 years and by 50% of the participant's primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years with Delta. For purposes of pension benefits under the Pension Plan and supplemental non-qualified retirement plans discussed below, the current salaries and years of service for the following persons named in the Summary Compensation Table are as follows: Mr. Worth -- $450,000/36 years; Mr.
Alger -- $350,000/31 years*; Mr. Coggin -- $350,000/36 years; and Mr.
Roeck -- $305,000/10 years. See the Summary Compensation Table on page 16 of this proxy statement for information regarding payments under the Company's Incentive Compensation Plan. Employees designated by the Personnel & Compensation Committee, including the named executive officers, are eligible to participate in supplemental, non-qualified retirement plans which provide for benefits which may not be paid under the Pension Plan due to limits on the amount of compensation and benefits for qualified plans established by the Internal Revenue Code of 1986, as amended.

     The Delta Family-Care Disability and Survivorship Plan ("Survivorship Plan") for eligible non-pilot personnel provides monthly short term disability and survivorship benefits based on a participant's final average earnings and years of service, and monthly long term disability benefits based on a participant's final average earnings. The Survivorship Plan also provides a lump sum death benefit of up to $50,000. In general, final average earnings, for purposes of the Survivorship Plan, are (1) for purposes of determining benefits during the first six months of disability, the employee's monthly earnings, based on the employee's salary at the time of disability, and (2) for other purposes, the average of the employee's monthly earnings, based on the employee's salary and payments received under the Company's Incentive Compensation Plan or broad-based profit sharing programs, over specified periods. In the event the employee dies while employed by the Company, the employee's eligible family members are entitled to receive an amount equal to 50%, 60% or 70% of final average earnings (depending upon whether the employee has one, two, or three or more eligible family members, respectively), subject to reduction for service of less than 30 years with Delta and certain benefits payable under Social Security, the Pension Plan and other sources. Any benefits which may not be paid under the Survivorship Plan due to Internal Revenue Code limits on the amount of compensation and benefits for such plan, including a post-retirement lump sum death benefit of up to $50,000, are provided under a supplemental plan for employees designated by the Personnel & Compensation Committee, including the named executive officers.

     Mr. Allen retired effective July 31, 1997, with 34 years of service. See pages 20-21 of this proxy statement for information regarding Mr. Allen's retirement and survivor benefits under the Retirement Agreement.

---------------

* For 27 of his 31 years of service, Mr. Alger accrued a benefit under non-contributory qualified retirement plans for pilot personnel established by the Company pursuant to collective bargaining agreements. The estimated annual pension benefit payable to Mr. Alger under these plans at normal pilot retirement age of 60 and with 25 or more years of service is 60% of his final average earnings under these plans, reduced by 50% of the primary Social Security benefit that would have been payable to him had he retired in 1973 at age 65. The normal form of benefit payment is a joint and 50% survivor annuity; but the benefit may be paid in a single life annuity with spousal consent. The Company has agreed that Mr. Alger's total benefits will be no less than they would have been had he been a participant in the Pension Plan from his original date of employment with the Company. Thus, a portion of Mr. Alger's total retirement benefits will be paid from these pilot plans, and the remainder will be paid from the Pension Plan and the non-qualified plans as described herein.

            OTHER MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Personnel & Compensation Committee are Mr. Grinstein, who serves as Chairman, Mr. Broadhead, Mr. Cartledge and Mrs. Evans.

     Mr. Grinstein was an executive officer of Western Air Lines, Inc. ("Western") from 1985 through March 1987. Western became a wholly owned subsidiary of the Company on December 18, 1986, and was merged into Delta on April 1, 1987.

RETENTION PROTECTION AGREEMENTS

     Effective August 1, 1997, Delta entered into Retention Protection Agreements ("Retention Agreements") with all of the named executive officers (other than Mr. Allen) and certain other management personnel. These agreements provide certain benefits that vary by participation level to covered individuals if there is a Qualifying Event (as defined) during the term of the Retention Agreement. A Qualifying Event occurs if, within a specified period after a Change in Control (as defined), (1) there is an involuntary termination of the individual's employment by Delta, other than for Cause (as defined) or due to the individual's death or disability; or (2) the individual voluntarily terminates his employment for Good Reason (as defined). A Qualifying Event also occurs if there is a Change in Control within one year after a termination under either circumstance described in the preceding sentence as a result of actions taken by Delta in anticipation of a Change in Control.

     A Change in Control is generally defined as (1) the acquisition of 20% or more of the combined voting power of Delta stock; (2) a change in the composition of the Board of Directors such that the persons who were directors at the beginning of any two-year period (and any new director whose election was approved by at least two-thirds of directors then still in office who either were directors at the beginning of the period or whose election was so approved) cease to constitute a majority of the Board; or (3) a reorganization, merger or consolidation of Delta, or the Company's stockholders' approval of a sale of all or substantially all the assets of Delta, other than in certain specified circumstances.

     The benefits provided upon a Qualifying Event for executive officers include a lump sum payment of either two or three times the sum of the individual's annual base salary rate and target incentive compensation award; the present value of the individual's non-qualified pension benefits (with certain additional age and service credits); certain retiree medical and monthly survivor coverage (or the present value equivalent, depending on the individual's age) and life insurance coverage; certain flight benefits; and payment of any compensation deferred under Delta's Executive Deferred Compensation Plan. In addition, upon a Change in Control, pro rata target incentive compensation awards will be paid under the Incentive Compensation Plan, and all outstanding stock options, restricted stock and similar awards granted under the 1989 Stock Incentive Plan will immediately vest and become nonforfeitable and exercisable. The Retention Agreements also provide for reimbursement to the individual for taxes on certain welfare benefits as well as any excise taxes paid under Section 4999 of the Internal Revenue Code and related taxes thereon.

AGREEMENT WITH MR. ALLEN

     Effective July 31, 1997, Mr. Allen retired as Chairman of the Board, President and Chief Executive Officer, and resigned as a director of the Company. In connection with Mr. Allen's retirement and resignation, Delta and Mr. Allen entered into an agreement ("Retirement Agreement") which replaced and superseded

Mr. Allen's employment agreement with Delta. Under the Retirement Agreement, Mr. Allen agreed to certain restrictions on his ability to provide services to major U.S. airlines that compete with Delta, and to restrictions on his solicitation of employment of Delta employees and disclosure of confidential information relating to Delta. In addition, Mr. Allen and Delta agreed under the Retirement Agreement to release each other from any claims relating to Mr. Allen's employment with or retirement from Delta. The Retirement Agreement provides that Mr. Allen will serve as a consultant to Delta for seven years, subject to extension in certain circumstances to eight years, in exchange for an annual consulting fee of $500,000.

     In settlement of Mr. Allen's rights under his existing employment agreement and under certain employee benefit plans and arrangements, and in return for Mr. Allen's undertakings as described above, Delta agreed under the Retirement Agreement to provide Mr. Allen with a lump sum severance payment of $4,501,000, as well as supplemental pension benefits sufficient to provide Mr. Allen with a total annual retirement benefit (including his benefits under Delta's existing qualified and non-qualified pension plans, but before plan related reductions such as the Social Security offset and preretirement survivor benefit charges) of $765,000 per year. In addition, Delta agreed to provide Mr. Allen with retiree life and medical insurance coverage as though he had retired at age 65; survivor benefits under the Company's Disability and Survivorship Plan (see page
19) based on assumed final average earnings for purposes of that plan of $106,333 per month; and certain fringe benefits, including flight privileges, office space and secretarial services. The Retirement Agreement also provides for Mr. Allen's election as a lifetime advisory director of Delta, and for the Company to pay Mr. Allen's reasonable legal fees in connection with the preparation of the Retirement Agreement. Pursuant to the Retirement Agreement, upon his retirement and resignation, all stock options held by Mr. Allen became nonforfeitable, and restrictions on all of Mr. Allen's shares of restricted stock lapsed.

EMPLOYMENT AGREEMENT WITH MR. MULLIN

     The Board of Directors elected Mr. Mullin as Delta's President and Chief Executive Officer effective August 14, 1997. The Company and Mr. Mullin have entered into an agreement ("Employment Agreement") regarding Mr. Mullin's employment with Delta.

     The Employment Agreement provides for Mr. Mullin's employment through the later of August 31, 2002, or the first anniversary of the date written notice of intent to terminate is provided by either party. Under the Employment Agreement, Mr. Mullin will receive an annual salary of $650,000, subject to possible future increases; and will have the opportunity to receive an annual incentive award under the Company's Incentive Compensation Plan, with a guaranteed award for fiscal 1998 equal to Mr. Mullin's base salary. The Employment Agreement also provides for Mr. Mullin to participate in the Company's employee benefit programs, including insurance, retirement and fringe benefits, on terms no less favorable than the terms offered to other senior executives of the Company; for the Company to pay certain costs incurred by Mr. Mullin in connection with his relocation to the Atlanta area as well as his reasonable legal fees in connection with the preparation of the Employment Agreement; and for Mr. Mullin to receive from the Company a retirement benefit equal to that which Mr. Mullin would have earned under the Company's defined benefit plans, calculated crediting Mr. Mullin with 22 years of service plus the number of years of service attributable to his actual service with the Company. The retirement benefit will vest on August 14, 2000, and will be offset by benefits provided Mr. Mullin under the Company's qualified and non-qualified defined benefit plans, as well as by Mr. Mullin's Social Security benefits. Special provisions apply upon Mr. Mullin's retirement prior to age 60 or death prior to commencement of benefits.

     In the event of the termination of Mr. Mullin's employment during the term of the Employment Agreement by Delta without Cause (as defined), or by Mr. Mullin for Good Reason (as defined), the

Employment Agreement generally provides that Mr. Mullin will be entitled to a lump sum payment equal to two times the sum of his final annual salary and the greater of his most recent target or actual annual incentive award; to a prorated target incentive award; and to continuation of medical and other benefits for two years after termination. In addition, upon termination under these circumstances, Mr. Mullin will be credited with two additional years of service for purposes of the retirement benefit described above, and to immediate vesting of the retirement benefit and of stock options and restricted stock. For these purposes, Cause and Good Reason are generally defined in a manner similar to the definitions of these terms in the Retention Agreements described above. In the event of a Change in Control of the Company, as defined in the Retention Agreements, the Employment Agreement provides that Mr. Mullin will be entitled to all of the benefits afforded to senior executives under the Retention Agreements. In addition, in the event of a Change In Control, the definition of Good Reason applicable to Mr. Mullin will include Mr. Mullin's resignation from the Company during the sixty-day period commencing on the first anniversary of the Change In Control.

     On August 14, 1997, Delta granted to Mr. Mullin under the Company's 1989 Stock Incentive Plan non-qualified stock options to purchase 500,000 shares of Common Stock at an exercise price of $88.3125 per share, the opening price of the Common Stock on the New York Stock Exchange on that date; and 6,000 shares of restricted stock. The stock options will become exercisable as to 200,000 shares on August 14, 1998, and as to an additional 100,000 shares on August 14, 1999, 2000 and 2001. The restricted shares granted to Mr. Mullin will become nonforfeitable in three equal installments on July 1, 1998, 1999 and 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Delta's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership of Delta's equity securities. Delta believes that during fiscal 1997 all Reporting Persons complied with their Section 16(a) filing obligations, except that a Form 4 reporting one transaction involving the exercise of stock appreciation rights by Mr. Robert G. Adams, the Company's Senior Vice President -- Personnel, was filed shortly after its due date.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock with the cumulative total returns on two published indices, the Standard & Poor's 500 Stock Index and the Standard & Poor's Airline Index, over the preceding five fiscal years.

                         CUMULATIVE TOTAL RETURNS(1)
                      ON $100 INVESTED ON JUNE 30, 1992

                                DELTA AIR       S&P 500         S&P 500
DATE                            LINES           STOCK INDEX     AIRLINE INDEX
June 1992                       $100.00         $100.00         $100.00
June 1993                       $ 90.36         $113.57         $ 99.69
June 1994                       $ 84.86         $115.20         $ 91.21
June 1995                       $138.81         $145.14         $110.30
June 1996                       $156.64         $182.78         $133.56
June 1997                       $156.33         $246.08         $138.21


(1) Cumulative total return is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.
(2) The Standard & Poor's Airline Index consists of AMR Corporation, Delta, Southwest Airlines and US Airways Group.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for fiscal 1998, subject to ratification by the stockholders. Arthur Andersen LLP has served as the Company's independent auditors since 1949. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and to respond to questions. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                   PROPOSAL 3

                                  APPROVAL OF
                    THE 1989 STOCK INCENTIVE PLAN AS AMENDED

     The 1989 Stock Incentive Plan ("Plan") is a stock-based incentive compensation plan. It is intended to closely link the long-term interests of Delta's management and stockholders by directly tying a key element of the Company's executive compensation program to the value of the Common Stock. The Plan also assists Delta in attracting and retaining individuals who are important to the Company's success.

     The Plan provides officers and key employees of the Company and its subsidiaries with the opportunity to receive awards of Stock Options, Stock Appreciation Rights, Restricted Stock and Other Stock-Based Awards. The stockholders of the Company approved the Plan in 1988, and certain amendments to the Plan in 1993. The Plan became effective on January 1, 1989.

     On July 24, 1997, the Board of Directors amended the Plan in certain respects, subject to stockholder approval of the Plan as so amended. These amendments ("1997 Amendments") include (1) extending from December 31, 1998 to December 31, 2003 the period during which awards may be granted under the Plan;
(2) increasing from 6 million to 9.8 million the number of shares of Common Stock authorized for distribution under the Plan; (3) adopting a 1.2 million limit on the aggregate number of shares of Common Stock subject to Restricted Stock awards and non-performance based Other Stock-Based Awards that may be granted in the future; (4) increasing the Company's ability to grant long-term performance based awards that comply with Section 162(m) of the Internal Revenue Code by establishing performance measures which the Committee may use in making Other Stock-Based Awards; (5) changing the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights that may be granted to a participant in the future; and (6) adopting annual limits on the number of shares of Common Stock subject to Restricted Stock awards and Other Stock-Based Awards. The Board of Directors believes these changes give the Company the necessary flexibility to adapt to changing economic and competitive conditions; reinforce the Company's pay for performance practices; and are otherwise appropriate for the future operation of the Plan.

     The Board of Directors is submitting the Plan as amended by the 1997 Amendments to stockholders for approval so that certain awards under the Plan may qualify as "performance based" compensation under Section 162(m) of the Internal Revenue Code, and to comply with certain New York Stock Exchange requirements. As described in the Personnel & Compensation Committee's Report on Executive Compensation on page 14 of this proxy statement, Section 162(m) generally limits to $1 million the annual corporate federal income tax deduction for "non-performance based" compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation.

A.  SUMMARY OF THE PLAN

     The following summary description of the Plan as amended by the 1997 Amendments is qualified in its entirety by reference to the full text of the Plan attached to this proxy statement as Appendix A.

     Administration. The Plan is administered by a committee of the Board of Directors (currently the Personnel & Compensation Committee), designated by the Board and consisting of at least three directors ("Committee"). Subject to the terms of the Plan, the Committee has the authority to interpret the Plan; to establish rules relating to the Plan; to make awards under the Plan; and to take all actions in connection with the Plan as it may deem necessary or advisable.

     Eligibility. Awards under the Plan may be made to officers and key employees of the Company and its subsidiaries, as determined by the Committee. The Plan does not impose any limit on the number of persons to whom awards may be made.

     Term of Plan. Awards may be granted under the Plan until January 1, 2004. Awards granted before January 1, 2004 may extend beyond that date.

     Number of Shares. The total number of shares of Common Stock currently authorized for distribution under the Plan is 6 million, which will increase to
9.8 million on January 1, 1998. Of the 6 million shares of Common Stock currently authorized, approximately 2.15 million shares are presently available for distribution for future awards under the Plan. Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

     Types of Awards. The Committee may grant the following types of awards under the Plan: Stock Options; Stock Appreciation Rights; Restricted Stock; and Other Stock-Based Awards.

     Stock Options. The Committee may grant Incentive Stock Options and Non-Qualified Stock Options. A Stock Option is exercisable at such times and subject to such terms and conditions as the Committee may determine, but no Stock Option may be exercised less than one year or more than ten years after its date of grant. The one year limitation does not apply, however, if a participant dies prior to one year after the date of grant; the participant's employment is terminated under circumstances designated by the Committee; or there is a Change in Control of Delta. Unless otherwise determined by the Committee, a Stock Option is not transferable other than by will, by the laws of descent and distribution or by a written designation which takes effect at the participant's death.

     The option price for each share of Common Stock covered by a Stock Option may not be less than the fair market value of the Common Stock on the date the Stock Option is granted. Payment of the option price may be in cash or, if approved by the Committee, by unrestricted Common Stock having a fair market value equal to the option price.

     For awards granted on or before December 31, 1997, the number of shares of Common Stock subject to Stock Options that may be awarded to a participant may not exceed 10% of the maximum number of shares of Common Stock authorized for distribution under the Plan. For awards granted after that date, the number of shares of Common Stock subject to Stock Options that may be awarded to a participant may not exceed 350,000 each calendar year.

     Stock Appreciation Rights. Stock Appreciation Rights may be granted only in conjunction with Stock Options and are exercisable only when the related Stock Options are exercisable. When a Stock Appreciation Right is exercised, the related Stock Option terminates; when a Stock Option is exercised, the related Stock Appreciation Right terminates. A Stock Appreciation Right is transferable only when and to the extent the related Stock Option is transferable.

     Upon exercise of a Stock Appreciation Right, the Company will pay to the participant in cash, Common Stock, or a combination of cash and Common Stock (the method of payment to be at the discretion of the Committee), an amount equal to the excess, if any, of the fair market value of one share of Common Stock over the option price, multiplied by the number of shares of Common Stock in respect of which the Stock

Appreciation Right is exercised. For these purposes, the fair market value of the Common Stock is its fair market value on the last trading day preceding the date the Stock Appreciation Right is exercised or, if specified by the Committee, its highest fair market value during a designated period in which the Stock Appreciation Right is exercised.

     The number of shares of Common Stock subject to Stock Appreciation Rights that may be awarded to a participant may not exceed the Stock Option limit discussed above.

     Restricted Stock. The Committee may determine the terms and conditions of any Restricted Stock award, including the applicable restrictions; the period during which the award is subject to such restrictions ("Restriction Period"); and the price, if any, payable by a participant. During the Restriction Period, the participant may not sell, transfer, pledge or assign the Restricted Stock, but will have the right to vote the Restricted Stock and to receive any cash dividends. The Committee may permit or require the deferral and reinvestment of any cash dividends in the form of additional shares of Restricted Stock.

     The number of shares of Common Stock subject to Restricted Stock awards that may be granted to a participant may not exceed 200,000 each calendar year.

     Other Stock-Based Awards. The Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Common Stock. These awards will be made upon such terms and conditions as the Committee may in its discretion provide, subject to the provisions of the Plan.

     To enable the Committee to make performance based awards consistent with
Section 162(m) of the Internal Revenue Code, the Plan lists various performance measures which may be used by the Committee with respect to Other Stock-Based Awards. These performance measures are: total shareholder return; return on equity, assets, capital or investment; operating, pre-tax or after-tax profit levels expressed in either absolute dollars, earnings per share, or increases of the same; revenues or revenue growth; Common Stock price; cash flow; economic or cash value added; results of customer satisfaction surveys; or other measures of quality, safety, productivity or process improvement. The performance measures may be determined solely by reference to the performance of Delta, a subsidiary of the Company, or a division or unit of any of the foregoing, or based on comparisons of any of the performance measures relative to other companies.

     The number of shares of Common Stock subject to Other Stock-Based Awards that may be granted to a participant may not exceed 200,000 each calendar year.

     Other Limitations. The aggregate number of shares of Common Stock subject to Restricted Stock awards and non-performance based Other Stock-Based Awards that may be granted under the Plan on or after January 1, 1998 may not exceed
1.2 million.

     Amendment and Termination. The Board of Directors may amend or terminate the Plan, but no such amendment or termination may be made which would impair a participant's right with respect to an outstanding award without that participant's consent.

     Adjustment. In the case of a merger, reorganization, consolidation, recapitalization, Common Stock dividend, Common Stock split, or other changes in the Company's corporate structure affecting the Common Stock, the Committee may make such modifications or adjustments as it deems necessary to prevent the deletion or enlargement of rights, including adjustments in the number of shares available for distribution under the Plan; the number of shares covered by awards then outstanding under the Plan; the option price for outstanding Stock Option awards; and any limitation on the aggregate number of awards which may be granted to a participant.

     Replenishment. To the extent any award under the Plan is settled in cash rather than in shares of Common Stock, or is forfeited or otherwise terminates without a payment to the participant in shares of Common Stock, the number of shares of Common Stock subject to that award, less the number of shares of Common Stock issued, if any, in connection with that award, will again be available for distribution for future awards under the Plan.

     Change In Control.  Upon the occurrence of a Change in Control of Delta,
(1) all outstanding Stock Options and Stock Appreciation Rights will become immediately vested, exercisable and nonforfeitable; (2) the restrictions on outstanding non-performance based Restricted Stock and Other Stock-Based Awards will lapse; and (3) outstanding performance based Restricted Stock and Other Stock-Based Awards will be paid on a prorated basis as specified in the Plan.

     A Change in Control is generally defined as (1) the acquisition of 20% or more of the combined voting power of Delta stock; (2) a change in the composition of the Board of Directors such that the persons who were directors at the beginning of any two-year period (and any new director whose election was approved by at least two-thirds of directors then still in office who either were directors at the beginning of the period or whose election was so approved) cease to constitute a majority of the Board; (3) a reorganization, merger or consolidation of Delta, other than in certain circumstances; or (4) the Company's stockholders' approval of a complete liquidation or dissolution of the Company, or a sale of all or substantially all the assets of Delta other than in certain circumstances.

B.  FEDERAL INCOME TAX ASPECTS

     The following is only a brief summary of the federal income tax aspects of awards made under the Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe a number of special tax rules, including the alternative minimum tax, and various elections which may be applicable under certain circumstances.

     A participant who has been granted Stock Options, Stock Appreciation Rights or Restricted Stock will not realize taxable income at the date of grant, and the Company will not be entitled to a deduction at that time.

     A participant who exercises an Incentive Stock Option (within the meaning of the Internal Revenue Code) will not be subject to taxation at the time of exercise, nor will the Company be entitled to a deduction; however, the difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant's alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code and the Company will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and the Company generally will be entitled to a corresponding deduction.

     A participant who exercises a Non-Qualified Stock Option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price. A participant who exercises a Stock Appreciation Right will recognize ordinary income equal to the fair market value of the shares and any cash received. In each case, the Company generally will be entitled to a corresponding deduction for federal income tax purposes.

     A participant holding Restricted Stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and the Company generally will be entitled to a corresponding deduction for federal income tax purposes. Dividends paid to the participant on the Restricted Stock during the Restriction Period generally will be ordinary income to the participant and deductible as such by the Company.

     The federal income tax consequences of Other Stock-Based Awards will depend upon the form such awards take.

     As discussed above, Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for pay to executives in certain circumstances.

C.  OTHER MATTERS

     The Committee has discretion to determine the type, amount and recipients of awards under the Plan, subject to certain limitations discussed above. Accordingly, the awards which may be made in the future under the Plan as amended by the 1997 Amendments cannot presently be determined. If the Plan as amended by the 1997 Amendments is not approved by the stockholders, no awards will be made under the Plan as so amended. In that event, the Board of Directors intends to review and reconsider the Company's executive compensation program in light of such vote and the principles described in the Personnel & Compensation Committee's Report on Executive Compensation.

     The Summary Compensation Table and the Option/SAR Grants In Last Fiscal Year table on pages 16 and 17, respectively, of this proxy statement set forth the awards made under the Plan in fiscal 1997 for each of the named executive officers. During fiscal 1997, all executive officers as a group (which included 7 persons), and all employees as a group (which included 280 persons), were granted Non-Qualified Stock Options with respect to 157,500 shares and 726,150 shares, respectively, of Common Stock.

     On August 29, 1997, the closing price of the Common Stock on the New York Stock Exchange was $86.50 per share.

D.  BOARD RECOMMENDATION

     The Board of Directors believes the Plan as amended by the 1997 Amendments is in the best interests of the Company and its stockholders. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN AS AMENDED.

                                   PROPOSAL 4

                              STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 50 shares of Common Stock, has given notice that she will introduce the following resolution at the Annual Meeting:

          "RESOLVED: That the stockholders of Delta Air Lines, Inc. recommend that the Board of Directors take the necessary steps to rotate the annual meeting between Atlanta, Cincinnati, Monroe, La., Salt Lake City, Los Angeles, and other major cities where Delta has hubs, spokes and/or a major concentration of shareholders.

          Except for one year (1995) Delta has had its annual meeting in a very small town -- Monroe, La. A town lacking First Class hotel accommodations.

          Stockholders in other parts of the country are entitled to meet management and directors. A large part of attendees are employee stockholders.

          The many problems facing Delta makes maximum participation of outside independent stockholders most desirable. We recommend every fifth year in Monroe, and in other years ELSEWHERE.!!!

          In 1994 the owners of 8,341,380 shares, representing approximately 19% of shares voting, voted FOR my similar proposal."

     THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

     The Company takes pride in its development from a small crop dusting firm in Monroe, Louisiana, to a major international airline. Delta has traditionally held its annual meeting in Monroe in tribute to that area as the Company's birthplace, and to stress the importance of history, continuity and stability to Delta.

     The Board recognizes it may be appropriate to hold future annual meetings in cities in which the Company has a large concentration of stockholders or substantial operations. In fact, the Company held the 1995 annual meeting in Atlanta, and intends to hold future annual meetings in other major cities, returning to Monroe on a regular basis to renew Delta's connection with the place and the people that created the Company. The Board believes the location of the annual meeting is a matter which should be left to its discretion.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                   PROPOSAL 5

                              STOCKHOLDER PROPOSAL

     The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, the beneficial owner of 33,800 shares of Common Stock, has given notice that it will introduce the following resolution at the Annual Meeting:

          "WHEREAS, Delta Air Lines is the third largest airline in the United States serving a global market base. We believe there is an urgent need for corporate commitment to equal employment opportunity. We further believe a clear policy opposing all forms of discrimination is a sign of a socially responsible company. Since a substandard equal employment record leaves a company open to expensive legal action, poor employee morale, and even the loss of certain types of business, we believe it is in the company's and shareholders' interests to have information on our company's equal employment record available.

          Workplace discrimination has created a significant financial burden for shareholders. Over the last three years, companies such as Shoney's, Incorporated, Hughes Aircraft, and Texaco have posted direct multi-million dollar losses as a result of settling various discrimination lawsuits. The high cost of legal expenses, potential loss of government contracts, and the financial consequences of a damaged corporate image as the result of discrimination allegations place this issue as a high priority for stakeholders.

          Investors have closely watched the development of the bi-partisan Glass Ceiling Commission study, which shows that diversity has a positive impact on the corporate bottom line. Women and persons of color compromise 57% of the workforce, yet hold only 3% of executive management positions. Women who were awarded more than half of all master degrees, represent less than 5% of senior level management positions, and earn about 72 cents for every dollar earned by men. This represents a serious deficiency in our ability to select the most talented people for top management positions.

          More than 140 major employers provide public reports on workplace diversity. For example, Capital Cities/ABC's Commitment Report; US Air's "Affirming Workplace Diversity"; and Amoco's "Diverse Work Force", to name a few. The Glass Ceiling Commission recommends that ". . . both public and private sectors work toward increased public disclosure of diversity data."

          BE IT RESOLVED: The shareholders request our company prepare a report at reasonable cost, available to shareholders and employees, reporting on the following issues. The report, which should exclude confidential information, shall be available by September, 1998.

     1. A chart identifying employees by sex and race in each of the nine major EEOC defined job categories for 1994, 1995, and 1996, listing either actual numbers or percentages in each category.

     2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and persons of color are underutilized. This description should include any policies and programs specifically oriented toward increasing the number of managers who are qualified females and/or belonging to ethnic minorities, and current numbers of persons representing race, gender and ethnicity in management.

     3. A report on any litigation in which the company is involved concerning race, gender and the physically challenged.

     4. A description of any policies and programs utilizing the purchase of goods and services from minority and/or female owned business enterprises."

     THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

     The Company is committed to complying with all applicable equal employment opportunity laws and affirmative action regulations. It is Delta's policy not to discriminate against any employee or applicant because of race, color, religion, sex, national origin, age, or disability. Delta also maintains appropriate affirmative action plans. The Company already complies with numerous federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws and its affirmative action plans. The preparation and distribution of an additional report will not enhance Delta's commitment to the worthy goal of equal employment opportunity and affirmative action. Moreover, the Board of Directors believes that requiring preparation and distribution of another report would be a poor use of Company resources, and should not be approved by the Company's stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

     To be considered for inclusion in the Company's 1998 proxy materials under Securities and Exchange Commission regulations, a stockholder proposal must be directed to the Corporate Secretary at the Company's principal executive office address set forth on page one of this proxy statement, must be received by the Company not later than May 19, 1998, and must comply in all respects with the applicable Securities and Exchange Commission rules and regulations.

     The following requirements apply to all stockholder proposals other than those included in the Company's proxy materials pursuant to Securities and Exchange Commission rules and regulations.

     The Company's By-Laws require a stockholder proposing to nominate persons for election to the Board of Directors, or to introduce other business, at the annual meeting of stockholders to give timely written notice to the Corporate Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 55 days nor more than 75 days prior to the annual meeting; provided that if the Board of Directors gives stockholders less than 65 days notice of the annual meeting and makes prior public disclosure of the date of the annual meeting less than 65 days prior to the annual meeting, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the 10th day following the day on which the Board of Directors gave such notice or made such public disclosure of the date of the annual meeting, whichever first occurs.

     The Company's By-Laws further provide that a stockholder's notice proposing to nominate persons for election to the Board of Directors must contain certain information including, but not limited to, information relating to such persons that would be required to be disclosed in proxy solicitations for the election of directors under Securities and Exchange Commission regulations. A stockholder's notice proposing to bring other business before the annual meeting must contain (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the stockholder's name and address; (3) the class and number of shares of the Company's capital stock beneficially owned by the stockholder; and (4) any material interest of the stockholder in such business.

                                 ANNUAL REPORT

     This proxy statement is accompanied, or preceded, by the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997. The Annual Report, which contains financial and other information regarding the Company, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to above should properly come before the meeting, the persons designated by the Board to serve as proxies will have discretionary authority to vote such proxies in accordance with their best judgment.

                                                                      APPENDIX A

                           1989 STOCK INCENTIVE PLAN
                                       OF
                             DELTA AIR LINES, INC.
                     AS AMENDED EFFECTIVE OCTOBER 23, 1997

SECTION 1.  Purpose; Definitions.

     The purpose of this plan, which shall be known as the "1989 Stock Incentive Plan of Delta Air Lines, Inc." (the "Plan"), is to promote the interests of Delta Air Lines, Inc. (the "Company") by attracting and retaining in its employment persons of outstanding ability, and to provide present and future officers and key employees of the Company, or any of its present or future Subsidiaries, greater incentive to make material contributions to the success of the Company by increasing their proprietary interest in the welfare and success of the Company through increased direct stock ownership and other incentives related to the value of the stock, all to the benefit of the Company and its shareholders.

For purposes of the Plan, the following terms shall be defined as set forth below:

          "Affiliate" and "Associate" have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on July 24, 1997.

          "Beneficial Ownership". A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to " beneficially own," securities pursuant to Rule 13d-3 under the Exchange Act as in effect on July 24, 1997.

          "Board" or "Board of Directors" means the Board of Directors of the Company.

          "Change in Control" means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

             (a) Any Person (other than an Excluded Person) acquires, together with all Affiliates and Associates of such Person, Beneficial Ownership of securities representing 20% or more of the combined voting power of the Voting Stock then outstanding, unless such Person acquires Beneficial Ownership of 20% or more of the combined voting power of the Voting Stock then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all Affiliates and Associates of such Person) to 20% or more of the combined voting power of the Voting Stock then outstanding; provided, that if a Person shall become the Beneficial Owner of 20% or more of the combined voting power of the Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the Beneficial Owner of any additional Voting Stock which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 20% or more of the combined voting power of the Voting Stock then outstanding, such Person shall, upon becoming the Beneficial Owner of such additional Voting Stock, be deemed to have become the Beneficial Owner of 20% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

             (b) During any period of two consecutive years (not including any period prior to July 24, 1997), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting the Board;

             (c) A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

             (d) The shareholders of the Company approve (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

     Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to a Participant, if Participant is part of a "group," within the meaning of Section 13(d)(3) of the Exchange Act as in effect on July 24, 1997, which consummates the Change in Control transaction. In addition, for purposes of the definition of Change in Control a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          "Committee" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be designated, then the functions of the Committee specified in the Plan shall be exercised by the Board.

          "Disability" means disability as determined under the disability plan of the Company or Subsidiary of the Company applicable to the Participant.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Person" means (i) the Company; (ii) any of the Company's Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv).

          "Fair Market Value" means, as of any given date, the opening or closing price, as determined by the Committee, of the Stock on the New York Stock Exchange or, if no sale of Stock occurs on the New York Stock Exchange on such date, the opening or closing price, as determined by the Committee, of the Stock on said exchange on the last preceding day on which such sale occurred.

          "Holding Company" means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock.

          "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

          "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          "Other Stock-Based Award" means an award under Section 8 below of Stock or that is valued in whole or in part by reference to, or is otherwise based on, Stock.

          "Option Price" means the price specified in Section 5 below.

          "Participant" means the recipient of an award under the Plan.

          "Person" means an individual, corporation, partnership, association, trust or any other entity or organization.

          "Plan" means the 1989 Stock Incentive Plan of Delta Air Lines, Inc., as amended from time to time.

          "Restricted Stock" means Stock granted under an award pursuant to
     Section 7 below which is subject to the restrictions specified therein.

          "Retirement" means retirement from active employment with the Company or any Subsidiary of the Company pursuant to the retirement or pension plan of such entity applicable to the Participant.

          "Stock" means the Common Stock, $3.00 par value, of the Company.

          "Stock Appreciation Right" means a right granted under an award pursuant to Section 6 below to receive an amount equal to the excess of the Fair Market Value of the shares of Stock covered by such right over the Option Price applicable to such shares, as specified in Section 6 below.

          "Stock Option" or "Option" means any option to purchase shares of Stock granted pursuant to Section 5 below.

          "Subsidiary" of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Voting Stock" means securities of the Company entitled to vote generally in the election of members of the Board.

SECTION 2.  Administration.

     The Plan shall be administered by a Committee of the Board of Directors, designated by the Board and to be comprised of not less than three members of the Board. Each director, while serving as a member of the Committee, shall be considered to be acting in his capacity as a director of the Company. Members of the Committee shall be appointed from time to time for such terms as the Board shall determine, and may be removed by the Board at any time with or without cause. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to construe and interpret the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to determine the persons to whom and the time or times at which to grant awards thereunder, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the awards granted thereunder as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all persons, including but without limitation, the Company, the Committee, the directors, officers and employees of the Company, the Participants and their respective successors in interest.

     Except as provided in the Plan, the Committee may make awards under Sections 5, 6, 7 and 8 of this Plan either alone or in such combinations as it deems appropriate, and awards need not be the same with respect to each Participant. When granting Stock Options under Section 5 of this Plan, the Committee shall designate the Stock Option as either an Incentive Stock Option or a Non-Qualified Stock Option. The Committee shall also designate whether the Stock Option is granted with Stock Appreciation Rights.

SECTION 3.  Stock Subject to Plan.

     The total number of shares of Stock reserved and available for distribution under the Plan shall be 6,000,000, which shall be increased to 9,800,000 effective January 1, 1998, subject to adjustment as provided in this Section. Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

     The aggregate number of shares of Restricted Stock and non-performance based Other Stock-Based Awards that may be granted on or after January 1, 1998, under Sections 7 and 8 of this Plan, respectively, to all Participants under the Plan shall not exceed 1,200,000 over the term of the Plan, subject to adjustment as provided in this Section.

     To the extent that any award under the Plan, or any portion thereof, is settled in cash rather than in shares of Stock, the number of shares of Stock subject to such award, less the number of shares of Stock issued, if any, in connection with such settlement, shall again be available for distribution in connection with future awards under the Plan. Subject to Section 6(d) below, if any shares of Stock subject to a Stock Option cease to be subject to such Option for any reason other than the exercise of such Option, or if any shares of Stock subject to a Restricted Stock award or Other Stock-Based Award are forfeited or any such award otherwise terminates, in whole or part, without a payment being made to the Participant in the form of Stock, the shares of Stock previously subject to such Option or award shall again be available for distribution in connection with future awards under the Plan.

     In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split or other change in corporate structure affecting the Stock, the Committee, in its sole discretion, shall make such modifications, substitutions or adjustments as it deems necessary to reflect such change so as to prevent the deletion or enlargement of rights, including but not limited to, modifications, substitutions, or adjustments in the aggregate number of shares reserved for issuance under the Plan, in the number and Option Price of shares subject to outstanding Options or Stock Appreciation Rights granted under the Plan, in the number of shares subject to other outstanding awards granted under the Plan, and in any limitation on the aggregate number of awards which may be granted under the Plan to any individual Participant or to all Participants, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4.  Eligibility.

     Officers and other key employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the Company and/or its Subsidiaries, as determined by the Committee, are eligible to be granted awards under the Plan.

SECTION 5.  Stock Options.

  Award Limitation

     For awards granted on or before December 31, 1997, the number of shares of Stock subject to Stock Options that may be awarded to an individual Participant under the Plan shall not exceed ten percent of the maximum total number of shares of Stock reserved for distribution under Section 3 of the Plan. For awards granted on or after January 1, 1998, the maximum number of shares of Stock subject to Stock Options that may be awarded to an individual Participant under the Plan shall not exceed 350,000 per calendar year.

  Grant

     Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom Stock Options shall be granted, the number of shares to be covered by each Stock Option and the conditions and limitations, if any, in addition to those set forth in this
Section 5, applicable to such Stock Options. The Committee shall have the authority to grant both Incentive Stock Options and Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with the requirements of Section 422 of the Code, as from time to time amended, and any implementing regulations. Each such award shall be confirmed by an agreement executed by the Committee and the Participant, which agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such award. Unless otherwise determined by the Committee, each such agreement shall provide that the Option (and any related Stock Appreciation Right) is not transferable by the Participant otherwise than by will, by the laws of descent and distribution, or by a written designation referred to in Section 10(c) below, and is exercisable, during the Participant's lifetime, only by such Participant.

  Option Price

     The Committee shall establish the Option Price at the time each Stock Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. The Option Price shall be the price payable by the Participant for a share of Stock upon the exercise of a Stock Option. The Option Price shall be subject to adjustment in accordance with the provisions of Section 3 hereof.

  Exercise

     The Committee shall determine when a Stock Option shall become exercisable, and may provide that a Stock Option is exercisable in installments, provided that no Stock Option shall be exercisable earlier than one (1) year or later than ten (10) years after the date of grant, except that the one (1) year limitation shall not apply: (a) if a Participant dies prior to one (1) year after the date of grant, in which event the Option may be exercised as provided in Section 10 hereof; (b) if the Participant's employment is terminated under circumstances designated by the Committee in its discretion; or (c) if there occurs a Change in Control.

     The Option Price of each share as to which an Option is exercised shall be paid in full at or before the time of settlement of such exercise. Such payment shall be made in cash, or, subject to the consent of the Committee and to such limitations as the Committee may impose, by tender of shares of unrestricted Stock valued at Fair Market Value as of the date of exercise, or by a combination of cash and shares of unrestricted Stock.

  Incentive Stock Options

     Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under such Section 422.

     To the extent permitted under Section 422 of the Code or the applicable regulations thereunder or any applicable Internal Revenue Service pronouncement, and subject to such terms and conditions as the Committee shall prescribe, any Incentive Stock Option that does not continue to comply with the requirements of the Code shall be treated as a Non-Qualified Stock Option.

SECTION 6.  Stock Appreciation Rights.

  Award Limitation

     The maximum number of shares of Stock subject to Stock Appreciation Rights that may be awarded to an individual Participant under the Plan shall not exceed the limit specified in Section 5 of the Plan.

  Grant

     Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons who shall receive Stock Appreciation Rights and the number of shares of Stock with respect to which each Stock Appreciation Right is granted. Stock Appreciation Rights may be granted only in conjunction with Stock Options granted under the Plan. Whenever Stock Appreciation Rights are granted, they shall be provided for in the agreement referred to in Section 5 above, or an amendment thereto.

     A Stock Appreciation Right or applicable portion thereof granted in conjunction with a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, and a Stock Option or applicable portion thereof granted in conjunction with a Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Appreciation Right.

  Terms and Conditions

     Stock Appreciation Rights shall be exercisable in accordance with procedures established by the Committee and shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, in addition to the following:

          (a) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 of the Plan.

          (b) Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or shares of Stock or a combination thereof, as determined by the Committee, equal in value to the excess of the Fair Market Value of one share of Stock over the Option Price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised. The Fair Market Value used to determine the amount payable (and the number of shares payable to the extent that the payment is in the form of Stock) shall be the Fair Market Value on the last trading day preceding the date of exercise of the Stock Appreciation Right or, if so specified by the Committee, the highest Fair Market Value during the applicable period referred to in the related award agreement, in which the Stock Appreciation Right is exercised.

          (c) Stock Appreciation Rights shall be transferable only when and to the extent that the related Stock Option would be transferable under
     Section 5 of the Plan.

          (d) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares actually issued, if any, upon the exercise of the Stock Appreciation Right.

SECTION 7.  Restricted Stock.

  Award Limitation

     The maximum number of shares of Restricted Stock that may be awarded under
Section 7 of the Plan to an individual Participant under the Plan is 200,000 per calendar year.

  Grant

     Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the awards.

     The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion.

     Each Restricted Stock award shall be confirmed by an agreement executed by the Committee and the Participant, which agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such award.

     Each Participant receiving a Restricted Stock award shall be issued a Stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

     The Committee shall require that Stock certificates evidencing such shares be held by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered to the Company a stock power, endorsed in blank, relating to the Stock covered by such award.

  Restrictions and Conditions

     The shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

          (a) During a period set by the Committee commencing with the date of such award (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine.

          (b) Except as provided in this paragraph (b) and paragraph (a) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may provide that the payment of cash dividends shall or may be deferred and, if the Committee so determines, reinvested in additional shares of Stock or Restricted Stock to the extent shares are available under Section 3, or otherwise reinvested. Pursuant to Section 3 above, Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

          (c) Upon termination of a Participant's employment with the Company or any Subsidiary of the Company for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee in the award agreement.

          (d) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares of Stock shall be delivered promptly to the Participant, and the certificates for the shares of Restricted Stock shall be cancelled.

SECTION 8.  Other Stock-Based Awards.

  Award Limitation

     The maximum number of shares of Stock subject to Other Stock-Based Awards that may be awarded under Section 8 of the Plan to an individual Participant under the Plan is 200,000 per calendar year.

  Grant

     Other Stock-Based Awards may be granted either alone or in addition to or in conjunction with other awards under this Plan. Awards under this section may include, but are not limited to, the grant of Stock upon the continued employment of a Participant for a specified period of time, the payment of cash or Stock based upon the performance of the Stock or other criteria, or the grant of securities convertible into Stock.

     Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such awards shall be made, the number of shares of Stock or other securities, if any, to be granted pursuant to such awards, and all other conditions of the awards. Any such award shall be subject to an agreement between the Company and the Participant.

     Each Other Stock-Based Award shall be confirmed by an agreement executed by the Committee and the Participant, which agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such award.

  Performance-Based Awards

     The Committee may, in its discretion, grant Other Stock-Based Awards to a Participant with the intent that such awards qualify as "performance-based compensation" under Section 162(m) of the Code. These awards may consist of Performance Units or Performance Shares.

     A Performance Unit is a right, denominated in cash or cash units, to receive, at a specified future date, payment in cash or Stock, as determined by the Committee, of an amount which is to be determined based on the extent to which specified performance goals are satisfied. At the time of granting the awards, the Committee, in the award agreement or by other Plan rules, shall determine the base value of the unit, the performance factors applicable to the determination of the ultimate payment value of the Performance Unit as set forth below and the period over which performance will be measured.

     A Performance Share is a right, granted in the form of Stock or stock units equivalent to Stock, to receive, at a specified future date, payment in cash or Stock, as determined by the Committee, of an amount which is to be determined based on the extent to which specified performance goals are satisfied. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Stock on the date of grant. At the time of granting the awards, the Committee, in the award agreement or by other Plan rules, shall determine the performance factors applicable to the number of Performance Shares to be earned as set forth below and the period over which performance will be measured.

     The performance factors selected by the Committee in respect of Performance Units and Performance Shares shall be based on any one or more of the following: total shareholder return; return on equity, assets, capital or investment; operating, pre-tax or after-tax profit levels expressed in either absolute dollars, earnings per share, or increases of the same; revenues or revenue growth; Stock price; cash flow; economic or cash value added; results of customer satisfaction surveys; and other measures of quality, safety, productivity or process improvement. Such performance goals may be determined solely by reference to the performance of the Company, a Subsidiary of the Company, or a division or unit of any of the foregoing, or based on comparisons of any of the performance measures relative to other companies. These factors shall have a minimum performance standard below which no amount will be paid, a target performance standard and a maximum performance standard above which no additional payments will be made. The applicable performance period shall not exceed 10 years.

     Prior to payment of any performance-based award intended to qualify under
Section 162(m) of the Code, the Committee shall certify in writing that the performance goals and any other material terms of the award were in fact satisfied, all in a manner consistent with the applicable regulations under
Section 162(m) of the Code.

     Performance-based awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

  Terms and Conditions

     In addition to the terms and conditions specified in the award agreement, Other Stock-Based Awards made pursuant to this Section 8 shall be subject to the following:

          (a) Unless otherwise determined by the Committee, any shares of Stock subject to awards made under this Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

          (b) If specified by the Committee in the award agreement, the recipient of an award under this Section 8 shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Stock or other securities covered by the award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

          (c) The award agreement with respect to any Other Stock-Based Award shall contain provisions dealing with the disposition of such award in the event of a termination of the Participant's employment prior to the exercise, realization or payment of such award, whether such termination occurs because of Retirement, Disability, death or other reason, with such provisions to take account of the specific nature and purpose of the award.

SECTION 9.  Change in Control.

     Upon the occurrence of a Change in Control:

          (a) All outstanding Stock Options and Stock Appreciation Rights shall become immediately vested, exercisable and nonforfeitable and shall remain vested, exercisable and nonforfeitable during their remaining terms.

          (b) Any Restriction Period and other restrictions imposed on outstanding non-performance based Restricted Stock and Other Stock-Based Awards shall lapse.

          (c) Each outstanding award of performance-based Restricted Stock and Other Stock-Based Awards shall be paid in an amount equal to the greater of
     (i) the actual award payable to the Participant for the applicable performance period, calculated as if the performance period had ended on the date of the Change in Control, and (ii) the target award payable to Participant for that performance period, in each case prorated to reflect the portion of the performance period elapsed through the date of the Change in Control. The applicable amount shall be paid in the form of cash or Stock, in accordance with the terms of the applicable award agreement, promptly after the Change in Control.

SECTION 10. Termination of Employment, Retirement, Disability, Death and Voluntary Demotion.

     Unless otherwise determined by the Committee, the following shall apply to awards under Sections 5 and 6 of the Plan:

          (a) If a Participant's employment shall be terminated by the Company or a Subsidiary of the Company, or if a Participant resigns from employment with the Company or a Subsidiary of the Company, the Stock Options or Stock Appreciation Rights held by such Participant shall be forfeited unless the Committee authorizes the exercise of such Stock Options or Stock Appreciation Rights, provided that any such exercise shall be permissible only for a period of up to four (4) months following such termination or resignation and only if such exercise is otherwise permissible under the Plan and the applicable award agreement.

          (b) With respect to awards made prior to October 28, 1993, a Participant whose employment is terminated because of his Retirement or Disability shall be treated as though he remains in active employment, unless the applicable award agreement is amended to shorten the exercise period following Retirement or Disability. With respect to awards made on or after October 28, 1993, a Participant whose employment is terminated because of his Retirement or Disability may exercise his outstanding Stock Options or Stock Appreciation Rights only during the shorter of the exercise period remaining under the applicable award agreement or the three years after such Retirement or Disability. In the case of an exercise under either of the two preceding sentences, such exercise must otherwise comply with the Plan and the applicable award agreement. Notwithstanding the preceding sentences, however, if a Participant's employment is terminated because of Retirement prior to his normal retirement date (as determined under the retirement or pension plan of the Company or Subsidiary of the Company applicable to the Participant) and, within two years after such early Retirement and without the Committee's approval, such Participant directly or indirectly provides management or executive services (whether as a consultant, advisor, officer or director) to any Person who is in direct and substantial competition with the air transportation business of the Company or its Subsidiaries, then such Participant shall immediately forfeit any Stock Options and Stock Appreciation Rights held by him. Because of the broad and extensive scope of the Company's air transportation business, the restrictions contained in this provision are intended to extend to management or executive services which are directly related to the provision of air transportation services into, within, or from the United States, as no smaller geographical restriction will adequately protect the legitimate business interests of the Company.

          (c) With respect to awards made prior to October 28, 1993, in the event of the death of a Participant while employed by the Company or a Subsidiary of the Company or while covered by Section 10(b) above, such Participant's Stock Options or Stock Appreciation Rights may only be exercised within one year after the Participant's death, unless the applicable award agreement is amended to provide a maximum exercise period of up to three years as described in the next sentence. With respect to awards made on or after October 28, 1993, in the event of the death of a Participant while employed by the Company or a Subsidiary of the Company, such Participant's Stock Options or Stock Appreciation Rights may be exercised only within the shorter of the exercise period remaining under the applicable award agreement or the three years after the Participant's death. In the case of an exercise under either of the two preceding sentences, such exercise may be made by the person or persons named in a written designation by the Participant delivered to and approved by the Committee, or if there is no such approved designation, by the executor or administrator of the Participant's estate or such other personal representative, legatee or devisee, as may be designated in the Participant's last will and testament; provided, however, that such exercise must otherwise comply with the Plan and the applicable award agreement.

          (d) In the event that prior to or after the time that a Stock Option or Stock Appreciation Right first becomes exercisable, a Participant either voluntarily suggests and later accepts a demotion, or is involuntarily demoted, to a job involving lesser responsibilities than those of the job held by the Participant at the time of an award hereunder, the Committee may in its sole discretion, not later than six months from the date of the demotion, revoke or modify such award in any manner as it deems appropriate under the circumstances. The Committee shall determine in its sole discretion what constitutes a demotion to a job involving lesser responsibilities for purposes of this Section 10(d).

          (e) Notwithstanding anything in Section 10(a)-(d) above to the contrary, if a Participant resigns from employment with the Company and coincident with such resignation becomes an employee of WORLDSPAN L.P. ("WORLDSPAN") or of TransQuest, such Participant shall be treated as though he remains in active employment with the Company with respect to Stock Options and Stock Appreciation Rights outstanding at the time of such resignation; provided, however, that, after becoming an employee of WORLDSPAN or TransQuest coincident with his resignation from the Company:

             (i) If a Participant's employment is terminated by WORLDSPAN or TransQuest, or if a Participant resigns from employment with WORLDSPAN or TransQuest (other than if such Participant becomes an employee of the Company or a Subsidiary of the Company coincident with his resignation from WORLDSPAN or TransQuest), the Stock Options or Stock Appreciation Rights held by such Participant shall be forfeited unless the Committee authorizes the exercise of such Stock Options or Stock Appreciation Rights, provided that any such exercise shall be permissible only for a period of up to four (4) months following such termination or resignation and only if such exercise is otherwise permissible under the Plan and the applicable award agreement; and provided further that if a Participant resigns from WORLDSPAN or TransQuest and coincident with such resignation becomes an employee of the Company or a Subsidiary of the Company, such Participant shall, subject to Sections 10(a)-(d) above, be treated as in active employment with the Company.

             (ii) If a Participant's employment with WORLDSPAN or TransQuest is terminated because of his retirement or disability under WORLDSPAN's or TransQuest's retirement or disability plan applicable to such Participant, such Participant's Stock Options or Stock Appreciation Rights may only be exercised during the shorter of the exercise period remaining under the applicable award agreement or the three years after such retirement or disability; provided, however, that such exercise must otherwise comply with the Plan and the applicable award agreement. Notwithstanding the preceding sentence, however, if a Participant's employment is terminated because of retirement prior to his normal retirement date (as determined under WORLDSPAN's or TransQuest's retirement or pension plan applicable to the Participant) and, within two years after such early retirement and without the Committee's approval, such Participant directly or indirectly provides management or executive services (whether as a consultant, advisor, officer or director) to any Person who is in direct and substantial competition with the air transportation business of the Company or its Subsidiaries, then such Participant shall immediately forfeit any Stock Options and Stock Appreciation Rights held by him. Because of the broad and extensive scope of the Company's air transportation business, the restrictions contained in this provision are intended to extend to management or executive services which are directly related to the provision of air transportation services into, within, or from the United States, as no smaller geographical restriction will adequately protect the legitimate business interests of the Company.

             (iii) If a Participant dies while employed by WORLDSPAN or TransQuest or while covered by Section 10(e)(ii) above, such Participant's Stock Options or Stock Appreciation Rights may only be exercised within the shorter of the exercise period remaining under the applicable award agreement or the three years after the Participant's death by the person or persons named in a written designation by the Participant delivered to and approved by the Committee, or if there is no such approved designation, by the executor or administrator of the Participant's estate or such other personal representative, legatee or devisee, as may be designated in the Participant's last will and testament; provided, however, that such exercise must otherwise comply with the Plan and the applicable award agreement.

             (iv) If prior to the time that a Stock Option or Stock Appreciation Right is exercisable, a Participant voluntarily suggests and later accepts a demotion to a job involving lesser responsibilities than those of the job held by the Participant at the time of first becoming an employee of WORLDSPAN or TransQuest, the Committee in its sole discretion may revoke or modify such award as it deems appropriate under the circumstances.

SECTION 11.  Amendments and Termination.

     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Stock Appreciation Right, Restricted Stock award, or Other Stock-Based Award theretofore granted, without the Participant's consent, or which, without the approval of the Company's stockholders, would cause the Plan not to continue to comply with Rule 16b-3 under the Exchange Act, or any successor to such Rule.

     The Committee may amend the terms of any Stock Option or other award theretofore granted, including but not limited to extending the time during which awards granted prior to October 28, 1993 may be exercised to the full period of time permitted by the Plan; provided, however, that, subject to
Section 3 above, no such amendment shall impair the rights of any Participant without the Participant's consent, except as provided in Section 10(d) above.

     Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 12.  General Provisions.

     (a) The Committee may require each person purchasing shares pursuant to a Stock Option, Stock Appreciation Right or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions. Except as otherwise provided in the Plan, Participants shall have no rights as stockholders of Stock covered by an award prior to the issuance of a Stock certificate to such Participant.

     (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (c) The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary of the Company any right to continued employment with the Company or a Subsidiary of the Company, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary of the Company to terminate the employment of any of its employees at any time.

     (d) No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Subject to the consent of the Committee and to such limitations as the Committee may impose, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     (e) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Georgia.

     (f) Agreements with respect to awards pursuant to the Plan may contain, in addition to terms and conditions prescribed in the Plan, such other terms and conditions as the Committee may deem appropriate provided such terms and conditions are not inconsistent with the provisions of the Plan.

SECTION 13.  Effective Date of Plan.

     The Plan as originally adopted was approved by the stockholders of the Company and became effective as of January 1, 1989.

SECTION 14.  Term of Plan.

     No Stock Option, Stock Appreciation Right, Restricted Stock award or Other Stock-Based Award shall be granted pursuant to the Plan on or after January 1, 2004, but awards granted prior to January 1, 2004 may extend beyond that date.

                                                                      APPENDIX B


[DELTA AIR LINES LOGO]                                                     PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 23, 1997, OR ANY ADJOURNMENTS THEREOF. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S).
The undersigned hereby appoints Mary Johnston Evans, Gerald Grinstein and Jesse Hill, Jr., jointly and severally with full power of substitution to each, or, instead of any of them, _______________________________________, as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of Delta Air Lines, Inc., to be held at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana, on Thursday, October 23, 1997, at 9:00 a.m., local time, or any adjournments thereof, and to vote as directed below all stock of this Company which the undersigned would be entitled to vote if personally present.
BY ACCEPTANCE, THE PROXIES NAMED ABOVE AGREE THAT THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER GIVING THIS PROXY. IF NO DIRECTIONS ARE SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL 10 NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1998, FOR APPROVAL OF THE 1989 STOCK INCENTIVE PLAN, AS AMENDED, AND AGAINST PROPOSALS 4 AND 5, ALL AS SET FORTH ON THE REVERSE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, AS SET OUT IN THE PROXY STATEMENT DATED SEPTEMBER 15, 1997, RECEIPT OF WHICH IS ACKNOWLEDGED. THIS PROXY, IF PROPERLY EXECUTED AND DELIVERED, WILL REVOKE ALL PRIOR PROXIES.

NOMINEES FOR DIRECTOR:
Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead, Edward H. Budd, R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr., Leo F. Mullin and Andrew J. Young.




--------------------------------------------------------------------------------
                          DETACH AND RETURN PROXY CARD

CONDUCT OF MEETING

In fairness to all stockholders attending the Annual Meeting of Stockholders and in the interest of an orderly and constructive meeting, the following procedures will apply:

1. Proposals will be presented in the order in which they appear in the Proxy Statement. Presentations by proponents and supporters of qualified stockholder proposals may not exceed a total of five minutes. Questions about any proposal under consideration should be limited to two minutes.

2. Questions or comments concerning any issue raised during the general stockholder question and comment period should be relevant to matters of interest to stockholders and will be limited to three minutes.

3. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without Delta's prior permission.

[X]      Please mark your votes as in this example.

         The Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.


The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.


                                             FOR            WITHHOLD
1. Election of Directors.                    [ ]               [ ]
   (SEE REVERSE)
                                       Withhold authority to vote for the
                                       following nominee(s) only:



                                       ------------------------------------


                                             FOR      AGAINST     ABSTAIN
2. PROPOSAL to ratify the                    [ ]        [ ]         [ ]
   appointment of Arthur
   Andersen LLP as independent
   auditors for fiscal year 1998.








3. PROPOSAL to approve the 1989 Stock        [ ]        [ ]         [ ]
   Incentive Plan, as amended.




The Board of Directors recommends a vote AGAINST Proposals 4 and 5.


                                             FOR      AGAINST     ABSTAIN
4. PROPOSAL by a stockholder relating        [ ]        [ ]         [ ]
   to the location of future Annual
   Meetings of Stockholders.


5. PROPOSAL by a stockholder relating        [ ]        [ ]         [ ]
   to employment matters.




I plan to attend the Annual Meeting          [ ]
   of Stockholders.

PLEASE DATE SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Please sign EXACTLY as your name(s) appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized officer or person. If shares are held jointly, each joint owner should sign.



--------------------------------------------------------------------------

--------------------------------------------------------------------------
SIGNATURE(S)                                      DATE






--------------------------------------------------------------------------------
                          DETACH AND RETURN PROXY CARD




                              DELTA AIR LINES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 23, 1997
                     HOLIDAY INN PROFESSIONAL CENTRE/ATRIUM
                             2001 LOUISVILLE AVENUE
                             MONROE, LOUISIANA 71201
                                    9:00 A.M.

                                                          [Delta Air Lines Logo]
                                                             INTERNAL MEMORANDUM
                                                        DATE: September 15, 1997


     TO: Delta Family-Care Savings Plan Participants

   FROM: President and Chief Executive Officer

SUBJECT: DELTA'S 1997 ANNUAL MEETING OF STOCKHOLDERS

 Enclosed are the 1997 Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders. As trustee for the Delta Family-Care Savings Plan, Fidelity Management Trust Company is providing the attached Voting Instruction Form for the shares of Delta Common Stock and Series B ESOP Convertible Preferred Stock attributable to your Savings Plan account.

 Under the Savings Plan, you have the confidential right to instruct the trustee how to vote these shares at the Annual Meeting, and we strongly encourage you to do so. This may be done by completing and signing the Voting Instruction Form and returning it to the trustee in the envelope provided. Every vote is important.

 Delta's Board of Directors recommends a vote "FOR" the election of all 10 nominees for Director, "FOR" Proposals 2 and 3, and "AGAINST" Proposals 4 and 5, as set forth in the Proxy Statement.

 Attendance at the Annual Meeting will be limited to stockholders, those holding proxies from stockholders and representatives of the news media. If you plan to attend the Annual Meeting, please mark the appropriate box on the Voting Instruction Form.


                                             /s/ Leo F. Mullin
                                             -----------------
                                             Leo F. Mullin


                    DETACH AND RETURN VOTING INSTRUCTION FORM

--------------------------------------------------------------------------------

                         DELTA FAMILY-CARE SAVINGS PLAN
                             VOTING INSTRUCTION FORM                        1997


DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

                  PLEASE VOTE BY FILLING IN THE BOXES BELOW.

1. Election of Directors     FOR ALL nominees                 __________
                             (except as indicated below).

                             WITHHOLD AUTHORITY to vote       __________
                             for all nominees listed below.

NOMINEES FOR DIRECTOR:
Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead, Edward H. Budd, R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr., Leo F. Mullin and Andrew J. Young.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

                                                  FOR      AGAINST    ABSTAIN
2. PROPOSAL to ratify the appointment
   of Arthur Andersen LLP as independent
   auditors for fiscal year 1998.                _____      _____      _____

3. PROPOSAL to approve the 1989 Stock
   Incentive Plan, as amended.                   _____      _____      _____


DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5.


4. PROPOSAL by a stockholder relating to
   the location of future Annual Meetings
   of Stockholders.                              _____      _____      _____

5. PROPOSAL by a stockholder relating to
   employment matters.                           _____      _____      _____


I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS.     YES  _____    NO _____

                              DELTA AIR LINES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           OCTOBER 23, 1997, 9:00 A.M.
                     HOLIDAY INN PROFESSIONAL CENTRE/ATRIUM
                             2001 LOUISVILLE AVENUE
                             MONROE, LOUISIANA 71201


CONDUCT OF MEETING

In fairness to all stockholders attending the 1997 Annual Meeting of Stockholders and in the interest of an orderly and constructive meeting, the following procedures will apply:

  1. Proposals will be presented in the order in which they appear in the Proxy Statement. Presentations by proponents and supporters of qualified stockholder proposals may not exceed a total of five minutes. Questions about any proposal under consideration should be limited to two minutes.

  2. Questions or comments concerning any issue raised during the general stockholder question and comment period should be relevant to matters of interest to stockholders and will be limited to three minutes.

  3. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without Delta's prior permission.



                    DETACH AND RETURN VOTING INSTRUCTION FORM
--------------------------------------------------------------------------------
                         DELTA FAMILY-CARE SAVINGS PLAN
                             VOTING INSTRUCTION FORM

THIS VOTING INSTRUCTION FORM IS PROVIDED BY FIDELITY MANAGEMENT TRUST COMPANY, AS TRUSTEE FOR THE DELTA FAMILY-CARE SAVINGS PLAN, for the Annual Meeting of Stockholders. The shares of Delta Stock attributable to your Savings Plan account will be voted as you direct. If no directions are specified, shares attributable to your account will be voted in accordance with the terms of the Savings Plan.

Pursuant to the Savings Plan, I instruct the Trustee to vote the shares of Series B ESOP Convertible Preferred Stock and Common Stock of Delta attributable to my Savings Plan account at the Annual Meeting of Stockholders of Delta Air Lines, Inc., to be held at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana, on Thursday, October 23, 1997, at 9:00 a.m., local time, or any adjournments thereof, as indicated on the reverse of this form.

This instruction, if properly executed and delivered, will revoke all prior instructions. I hereby acknowledge receipt of Delta's Proxy Statement dated September 15, 1997.

                                    Please sign EXACTLY as your name(s) appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title.

                                    PLEASE DATE, SIGN AND MAIL THIS INSTRUCTION
                                    FORM IN THE ACCOMPANYING ENVELOPE. NO
                                    POSTAGE IS REQUIRED IF MAILED IN THE UNITED
                                    STATES.

                                    Date:_________________________________, 1997

                                    ____________________________________________

                                    ____________________________________________
                                                    SIGNATURE(S)